Exhibit 99.1

ACTUANT CORPORATION 401(k) PLAN

(As Amended and Restated Effective September 1, 2010)

(Conformed through the Second Amendment)

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(continued)

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(continued)

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(continued)

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INTRODUCTION

This restatement constitutes an amendment and restatement of the Actuant Corporation 401(k) Plan (the “Plan”). Except as otherwise required to comply with applicable law or as specifically provided below, this amendment and restatement is effective as of September 1, 2010 (the “Effective Date”). The rights and benefits of any Participant who had a termination of employment prior to the Effective Date of this restatement shall be determined under the Plan in effect at the time of such termination of employment, except as otherwise provided herein, as required by applicable law, or in accordance with uniform procedures adopted by the Company. A Participant’s vested interest in his Account under the Plan on and after the Effective Date of this amendment and restatement shall not be less than his vested interest in his Account on the day immediately preceding the Effective Date.

ARTICLE I

Definition of Terms

1.01 “Account” shall mean the records of a Participant’s interest in the Plan, which records shall be created and maintained for each Participant. Separate Accounts will be maintained for each Participant for each of the following types of contributions described in Article XIII or any Supplement to the Plan, and the income, expenses, gains and losses attributable thereto:

(a)	Actuant Corporation Core Contributions pursuant to Section 3.01.

(b)	Employee 401(k) Contributions pursuant to Section 3.02.

(c)	401(k) Matching Contributions pursuant to Section 3.03.

(d)	Prior Company Contributions pursuant to Section 3.04.

(e)	Employee After-Tax Contributions pursuant to Section 3.05.

(f)	Rollover Contributions pursuant to Section 3.06.

(g)	Qualified Nonelective Contributions pursuant Section 3.09.

(h)	ZERO Employee After-Tax Contributions (accounts previously transferred to this Plan from the plan of a company (ZERO) acquired by the Company).

(i)	ZERO Employee IRA Contributions (accounts previously transferred to this Plan from the plan of a company (ZERO) acquired by the Company).

(j)	ZERO Old Pension Contributions (accounts previously transferred to this Plan from the plan of a company (ZERO) acquired by the Company).

1.02 “Actuant Corporation Stock Fund” means the investment fund established under the Plan that is invested in Company stock, except that the Trustee may hold a small amount of the assets of the Actuant Corporation Stock Fund in cash or other short-term liquid investments pending investment, distribution, reallocation or transfer (a “unitized” stock fund). Units in this fund shall represent a proportionate interest in all assets of the fund. A net asset value per unit shall be determined daily for each unit outstanding in the fund, and shall be valued in U.S. dollars. Dividends paid on Company stock held in the Actuant Corporation Stock Fund shall be held in cash or used to acquire additional Actuant Corporation shares.

1.03 “Affiliated Company” means each corporation which is included as a member of a controlled group with the Company, and trades or businesses, whether or not incorporated, which are under common control by or with the Company within the meanings of Code Sections 414(b) and (c), except that for purposes of the limitation on Annual Additions, the term shall also include trades or businesses on the basis of a more than 50% test rather than an 80% test. Further, the term shall include any members of the same “affiliated service group” within the meaning of Code Section 414(m) or deemed as such pursuant to Code Section 414(o).

1.04 “Annual Addition” means with regard to any Participant the sum of:

(a)	Company contributions to the Plan for the Plan Year;

(b)	forfeitures credited to such Participant’s Account for the Plan Year;

(c)	Participant contributions to the Plan for the Plan Year; and

(d)	corrective contributions described in Section 3.10; provided, however, that amounts attributable to lost earnings with respect to any such corrective contributions shall not be treated as an Annual Addition.

For purposes of this definition, “compensation” shall mean a Participant’s compensation within the meaning of Treasury Regulation Sections 1.415(c)-2(b) and (c) that is actually paid or made available during such Plan Year, subject to the following:

(A)	Compensation shall exclude amounts paid after a Participant’s severance from employment, except for the following amounts paid within the later of 2-1/2 months after the Participant’s severance from employment or the end of the Plan Year that includes the date of the Participant’s severance from employment:

(1)	Payments of unpaid wages, overtime, annual bonuses and commissions; and

(2)	Payments of unused accrued bona fide sick, vacation or other leave that the Participant would have been able to use if employment had continued.

(B)	Compensation shall include any differential wage payments as defined in Code Section 3401(h)(2).

(C)	Compensation shall include any deemed section 125 compensation as defined in Revenue Ruling 2002-27.

(D)	Compensation shall not include amounts in excess of the limitation under Code Section 401(a)(17) in effect for the Plan Year.

1.05 “Beneficiary” means any one or more primary or contingent beneficiaries designated by the Participant to receive any benefits payable under this Plan on or after the Participant’s death. Subject to the requirements of Section 6.13(b) applicable to Section 401(a)(11) Assets, each Participant having an entitlement to benefits under the Plan shall have the right to designate one or more Beneficiaries or contingent Beneficiaries to whom payment of any account balances described in this Plan to which such Participant was entitled shall be paid in the event of the Participant’s death, subject to the rights, described below, of the Participant’s spouse. Each such designation shall be evidenced by a written instrument in a form acceptable to the Committee, signed by the Participant and filed with the Committee. A Participant may designate different Beneficiaries at any time by filing a new beneficiary designation with the Committee. The last effective designation filed with the Committee shall supersede all prior designations. No beneficiary designation filed after the death of a Participant shall be valid. The following paragraphs shall also be applicable:

(a)	If a Participant fails to designate a Beneficiary, or if no designated Beneficiary survives a Participant, or if a beneficiary designation is invalid, the following persons in the order named shall be deemed to be such Beneficiary:

(1)	Surviving spouse of the Participant, if any.

(2)	If there is no surviving spouse, then the children surviving the Participant (in equal shares) and the descendants then living of any deceased children, by right of representation.

(3)	If the Participant shall leave neither spouse nor descendants surviving, then the executors or administrators of the Participant’s estate.

(b)	A Participant may designate both primary and contingent Beneficiaries, as well as to whom benefits shall be distributed in the event of the death of a Beneficiary.

(c)	Any designation of a Beneficiary by a Participant other than the Participant’s spouse, if any, shall not be effective unless the Participant’s spouse consents in writing to such election, such election designates a Beneficiary which may not be changed without spousal consent (or the consent of the spouse expressly permits designation by the Participant without any requirement of further consent by spouse), and the spouse’s consent acknowledges the effect of such election and is witnessed by a Plan representative or a notary public. Spousal consent is not required if it is established that there is no spouse, that the spouse cannot be located, that the prior consent of the spouse expressly permits the Participant to change a beneficiary designation without any requirement of further consent by the spouse, or that consent is not required under such other circumstances as may be prescribed by applicable regulations. Any consent by a spouse, or establishment that such consent is not required, shall be effective only with respect to such spouse. Spousal consent may be revoked any time prior to the Participant’s death, shall be in the same form as is required for spousal consent, and shall be effective for all purposes of the Plan.

(d)	Whenever rights of a Participant are stated or limited by the Plan, his Beneficiaries shall be limited thereby.

1.06 “Break in Service” shall mean a Plan Year in which the Employee does not complete an aggregate of more than 500 Hours of Service with any of the Company and any Affiliated Companies. No termination of employment shall be deemed to occur, and hence no Break in Service shall be deemed commenced, by reason of the commencement of any maternity or paternity absence, as such absences are defined in ERISA Section 202(b)(5), i.e., any period of absence due to pregnancy, birth or placement of a child with an individual, or any absence immediately following such birth or placement. Solely for the purpose of determining whether or not a Break in Service subsequently occurs under this Plan, up to 501 nonperformance Hours of Service shall be credited during the continuation of such absence, either in the Plan Year of its commencement if a One Year Break in Service otherwise would occur in that year, or, if not, then in the following Plan Year. Such Hours of Service shall be credited at the same rate as normally would occur but for such absence, or, in the case of uncertainty, at the rate of eight hours of service per day of absence. If the Participant does not return to the performance of duties for the Company or for an Affiliated Company by the first business day of the first Plan Year after such nonperformance hours are credited, then a termination of employment may be deemed to have occurred either on that date or on such later date as any authorized leave of absence given in connection with or during the maternity or paternity absence shall have ended without return of the Participant to such active duties. Nothing in this Section shall be understood to establish or alter any Company policy with respect to maternity or paternity leaves for any purpose other than the determination of Breaks in Service under this Plan.

1.07 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.08 “Committee” means the Benefits Committee described in Section 7.01.

1.09 “Company” means Actuant Corporation and any successor which shall continue the Plan. The term “Company” shall also include any subsidiary, Affiliated Company, or other entity that extends the Plan to its employees; provided, however, that for purposes of the power to amend the Plan or to terminate the Plan in whole or in part or to make decisions with respect to the selection or direction of the Trustee or to appoint the Plan Administrator, the term Company shall refer only to Actuant Corporation Any participating Company shall have the right to terminate participation in the Plan with respect to its Employees only.

1.10 “Disability” means a Termination of Employment of a Participant by reason of permanent disability occurring before the Participant is eligible for Normal Retirement. For all purposes of this Plan, a Participant will be considered “permanently disabled” if the Social Security Administration has made a determination under Section 216(i) of the Social Security Act that the Participant is disabled. Any determination by the Social Security Administration as to whether a Participant is disabled shall be final and binding on all persons.

1.11 “Eligible Compensation” means the total of all amounts paid to an Eligible Employee while a Participant by the Company in a Plan Year which is reportable currently for federal income tax purposes on Form W-2, including any differential wage payments (as defined under Code Section 3401(h)(2)) made by the Company to a Participant, subject to the following paragraphs:

(a)	Eligible Compensation shall include amounts which are not includable in gross income under Code Sections 125, 402(e)(3), 402(h), 403(b) and 132(f)(4).

(b)	Eligible Compensation shall not include the following items (even if includable in gross income):

(1)	reimbursements or other expense allowances, including, but not limited to, end-of-year foreign compensation adjustments, cost of living adjustments payable to expatriates, housing allowances payable to expatriates, subsidies payable to expatriates, assignment premiums payable to expatriates, tax equalization payments to expatriates, and hypothetical tax payments to expatriates;

(2)	fringe benefits (cash and noncash);

(3)	moving expenses;

(4)	deferred compensation;

(5)	stock options, including, but not limited to, disqualifying dispositions under the Actuant Corporation Employee Stock Purchase Plan;

(6)	welfare benefits; and

(7)	effective February 1, 2011, relocation and referral bonuses.

(c)	Eligible Compensation shall not exceed the limit provided in Code Section 401(a)(17) and regulations thereunder. Notwithstanding any other provision of this Plan, the dollar limit set forth in this paragraph shall apply for purposes of determining whether the Plan complies with applicable nondiscrimination rules, including the determination of the Actual Contribution Percentage and Actual Deferral Percentage.

(d)	Eligible Compensation shall exclude amounts paid after a Participant’s severance from employment, except for Payments of unpaid wages, overtime, annual bonuses and commissions paid within the later of 2-1/2 months after the Participant’s severance from employment or the end of the Plan Year that includes the date of the Participant’s severance from employment.

For purposes of applying the nondiscrimination requirements in Article X (except for Section 10.01(h)), “Eligible Compensation” shall include the items in (b) above which are reportable for federal income tax purposes on Form W-2.

1.12 “Eligible Employee” means an individual who is treated and/or classified by the Company for a Plan Year as a common law employee of the Company for purposes of employment taxes and wage withholding for Federal income taxes. If an individual is not considered to be an “Eligible Employee” of the Company in accordance with the preceding sentence for a Plan Year, a subsequent determination by the Company, any governmental agency or court that the individual is a common law employee of the Company, even if such determination is applicable to prior years, will not have a retroactive effect for purposes of eligibility to participate in the Plan. Notwithstanding the foregoing, the term “Eligible Employee” does not include (a) employees included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and one or more employers, unless the collective bargaining agreement provides for coverage under the Plan, (b) employees who are nonresident aliens and who receive no earned income from the Company constituting United States source income, (c) employees of an operating unit which is excluded from Plan participation by the Company, and (d) emergent field service workers included in department 302 of the Hydratight division of the Company. In addition, the term Eligible Employee shall not include a “leased employee,” which shall mean any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person (“leasing organization”) has performed services for the recipient (or for the recipient and related persons determined in accordance with Code Section 414(n)(6)) on a substantially full time basis for a period of at least one year, and such services are performed under the primary direction or control by the recipient, even though it is recognized that such leased employees, if any, must be treated as employees of the Company for purposes of certain non-discrimination, coverage and other rules under the Code.

1.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.14 “Fund” shall mean all assets and their earnings which are held in the trust which constitutes the funding vehicle hereunder.

1.15 “Hours of Service” means hours credited to an Employee under the Plan. An Employee shall receive credit for one Hour of Service for each hour:

(a)	for which he is directly or indirectly compensated by, or entitled to compensation from, the Company or an Affiliated Company, for the performance of duties;

(b)	for which back pay, irrespective of mitigation of damages, has been awarded or agreed to by the Company or an Affiliated Company; and

(c)	for which he is paid or entitled to payment by the Company or an Affiliated Company, but during which no duties are performed due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence; provided, however, that no credit shall be given for periods for which payment is made solely to comply with workmen’s compensation or unemployment compensation or disability insurance laws, or for payments which solely reimburse an Employee for medical or medically-related expenses incurred by the Employee.

The number of hours for which an Employee is paid or entitled to payment for reasons described in subparagraph (c) (or the number of hours to which an award or agreement to pay back pay for a period described under such subparagraph applies) shall be determined in accordance with Department of Labor Regulation Section 2530.200b-2; provided, however, that in no event shall more than 501 Hours of Service be credited for any single continuous period during which the Employee performs no duties but for which he is entitled to credit under subparagraph (c). Hours of Service described in subparagraph (a) shall be credited to the computation period in which the duties are performed. The computation period to which Hours of Service described in subparagraph (b) or (c) are credited shall be determined in accordance with Department of Labor Regulation Section 2530.200b-2.

Notwithstanding the foregoing provisions, in computing Hours of Service for purposes of the Plan, each exempt or salaried Employee shall be credited with 45 Hours of Service for each week in which the Employee completes at least one Hour of Service.

In addition to, but not in duplication of the foregoing provisions, the term “Hour of Service” shall include any period of time during which the Employee is on a leave of absence authorized by the Company or an Affiliated Company in accordance with uniform rules applied on a non-discriminatory basis as required under the state or federal Family and Medical Leave Act or any period of military service in the armed forces of the United States required to be credited by law, provided that the Employee returns to employment upon the expiration of any such leave or within the period during which his reemployment rights are protected by law. Such periods of time shall be credited at a rate equal to the annual number of Hours of Service that such individual was accruing during the calendar year immediately prior to such absence, annualized if the Employee was employed for less than the whole of such year (but not less than at an annual rate of 1,000 Hours of Service in any event), without regard to the 501 hour limitation specified above.

1.16 “Participant” means each Eligible Employee who qualifies to participate in the Plan.

1.17 “Plan” means the Actuant Corporation 401(k) Plan. The Plan is a profit sharing plan, but the Company need not have profits to make any contribution under the Plan.

1.18 “Plan Administrator” means the person, persons, or entity as may be designated by the Committee.

1.19 “Plan Year” means the twelve-month period on which the records of the Plan are maintained, which is currently the period beginning September 1 and ending August 31.

1.20 “Retirement Date” means the date when a Participant attains age 65. The term “Normal Retirement” shall refer to a termination of employment following a Participant’s Retirement Date.

1.21 “Trust” means the trust created by the agreement between the Company and the Trustee.

1.22 “Trustee” means the person, persons or entity from time to time acting as Trustee or Trustees under the Trust.

1.23 “Valuation Date” means such date or dates as the Plan Administrator may deem necessary or desirable.

1.24 “Vesting Service” means an employee’s “Vesting Service” which shall be determined in accordance with the following paragraphs:

(a)	Vesting Service shall accrue at the rate of one (1) year of Vesting Service for each Plan Year in which an employee completes 1,000 or more Hours of Service. Partial years of Vesting Service shall not be recognized. Plan Years ending prior to the effective date of the Plan are included in determining years of Vesting Service.

(b)	The Vesting Service of an employee who has incurred a Break in Service shall not be recognized if such service is to be disregarded in accordance with Section 4.05.

(c)	An employee’s service with a predecessor employer shall not be counted as Vesting Service, except as shall be determined by the Committee in its sole discretion.

(d)	Vesting Service earned under the APW 401(k) Plan shall be counted as Vesting Service under this Plan.

ARTICLE II

Plan Participation

2.01 Commencement of Participation.

An employee of the Company shall become a Participant on the first date on which (i) the employee is an Eligible Employee, and (ii) the employee completes one (1) Hour of Service, if such employee’s customary employment is at the rate of at least 1,000 Hours of Service in the 12-month period commencing on the employee’s date of hire. In the event an Eligible Employee’s schedule changes so the Eligible Employee is then scheduled to complete at least 1,000 Hours of Service in the 12-month period commencing on the date of the schedule change, the Eligible Employee shall become eligible to participate in the Plan as of the date of such schedule change. In addition, in the event an Eligible Employee who is not scheduled to complete at least 1,000 Hours of Service in the 12-month period commencing on the Eligible Employee’s date of hire or on any anniversary of such date completes 1,000 Hours of Service within such a 12-month period, the Eligible Employee shall become eligible to participate in the Plan as of the earlier of (1) the first day of the first Plan Year following the end of the 12-month period in which the Eligible Employee completed 1,000 Hours of Service or (2) the date that is six months after the end of the 12-month period in which the Eligible Employee completed 1,000 Hours of Service.

2.02 Transfers to/from Eligible Employee Status.

If an employee is transferred to a position in which the employee becomes an Eligible Employee, the employee shall become a Participant on the date upon which the employee satisfies the conditions of Section 2.01.

2.03 Rehire After Termination of Employment.

If a terminated employee is rehired by the Company as an Eligible Employee after becoming a Participant or after meeting the requirements of Section 2.01 but before commencing participation in this Plan, the employee’s prior service shall not be disregarded, and the employee shall commence participation immediately upon rehire. If a terminated employee is rehired as an Eligible Employee, and such employee had not previously satisfied the requirements of Section 2.01, all prior service shall be disregarded and the employee must meet the requirements of Section 2.01 in order to participate in the Plan. Notwithstanding any provision of this Section 2.03 to the contrary, if prior to September 1, 2010, a terminated employee was rehired after becoming a Participant (or after meeting the requirements of Section 2.01 but before commencing participation in this Plan) by the Hydratight division of the Company as an emergent field service worker included in department 302, such employee’s prior service shall not be disregarded, and the employee shall become a Participant immediately upon rehire.

2.04 No Guaranty of Employment.

Participation in the Plan does not constitute a guaranty or contract of employment with the Company. Such participation shall in no way interfere with any rights the Company would have in the absence of such participation to determine the duration of the employee’s employment with the Company.

ARTICLE III

Contributions And Allocations To Participants’ Accounts

3.01 Actuant Corporation Core Contributions.

(a)	For each Plan Year or any portion thereof, the Company may make a Core Contribution such that each Participant entitled to share under Section 3.01(b) shall receive an allocation equal to a percentage of such Participant’s Eligible Compensation for the Plan Year. The amount of the Core Contribution shall be determined from time to time at the discretion of the Committee. Notwithstanding the foregoing, the Core Contribution made on behalf of Gits Union Participants described in Supplement K to the Plan shall continue to be made in accordance with the terms of Supplement K. For purposes of the Core Contribution rules, the following special rules shall apply:

(i)	If a cash contribution during a Plan Year is invested in the Actuant Corporation Stock Fund prior to the last day of the Plan Year, the contribution shall be valued for allocation purposes as of the date of allocation.

(ii)	If amounts are allocated as forfeitures, the forfeiture shall be valued for allocation purposes as of the date of allocation.

(iii)	If employer securities are contributed for a Plan Year, the securities shall be valued for allocation purposes as of the date of allocation.

(iv)	Any Company contributions during a Plan Year which exceed the minimum allocation required under Section 3.01 and Section 3.03 shall be allocated for the Plan Year as an additional Core Contribution or an additional matching contribution, as determined by the Company.

(v)	In the event of Plan termination or the Company’s insolvency, any Company contributions made during the Plan Year shall be allocated to Participants as a Core Contribution or a matching contribution, as determined by the Company.

(b)	An Eligible Employee who was a Participant at any time during the Plan Year shall be entitled to an Actuant Corporation Core Contribution if the employee meets the requirements of either of the following paragraphs:

(i)	The Eligible Employee was employed by the Company on the last day of the Plan Year; or

(ii)	The Eligible Employee terminated employment prior to the last day of the Plan Year by reason of Normal Retirement, Disability, or death.

(c)	All Actuant Corporation Core Contributions shall automatically be invested in the Actuant Corporation Stock Fund, subject to the right of diversification described under Section 5.02. An aggregate of 1,000,000 Class A Common shares of Actuant Corporation may be issued under the Plan. If there is any change in the outstanding shares of Class A Common Shares by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number of shares available for issuance under the Plan shall be equitably adjusted by the Company to give proper effect to such change.

3.02 Employee 401(k) Contributions.

Each Participant may elect to execute a deferral agreement agreeing to defer a specified percentage of his Eligible Compensation, as designated on his deferral election form. Deferral elections may be as to any whole percentage of Eligible Compensation from one percent (1%) to fifty percent (50%) for non-highly compensated employees and from one percent (1%) to the maximum percentage established by the Committee for highly compensated employees. Notwithstanding the upper limits on such elections, all elective deferrals made by the Company (excluding elective deferrals made pursuant to Code Section 414(u) by reason of an Eligible Employee’s qualified military service) shall be required to be tax deductible by the Company in the year in which made. Accordingly, the Committee shall take into account any contributions made to all profit sharing plans (and other qualified plans) sponsored by the Company for the same group of employees and periodically advise Participants as to the effective upper limits on contribution elections. The deferral limits described above may be adjusted by the Plan Administrator so long as all similarly situated employees are provided with a nondiscriminatory opportunity to make proportionately the same elective deferrals. Deferral elections shall be on such forms and according to such procedures as the Committee may from time to time determine. Effective for individuals who first become Eligible Employees after September 1, 2001, or rehired individuals who again become Eligible Employees after September 1, 2001, each Eligible Employee will be deemed to have elected to make a deferral election at a rate to be determined by the Benefits Committee and communicated to the Eligible Employee at the time he or she becomes an Eligible Employee, unless the Eligible Employee informs the Company in writing that he or she has elected to make a deferral election at a rate other than that determined by the Benefits Committee. A deemed deferral election for any Eligible Employee shall be implemented as soon as practicable following the date on which he or she first becomes eligible to participate in the Plan. Except to the extent permitted under Section 3.08 and Code Section 414(v), a Participant’s elective deferrals for any calendar year (excluding elective deferrals made pursuant to Code Section 414(u) by reason of an Eligible Employee’s qualified military service), when combined with amounts deferred under other plans or arrangements described in Code Sections 401(k), 408(k), 408(p) and 403(b), shall not exceed the limit specified in Code Section 402(g) and the regulations thereunder. The Company may modify any deferral agreement without consent of the Participant, if the Committee determines such modification is necessary to comply with anti-discrimination requirements.

3.03 401(k) Matching Contributions.

(a)

The Company intends to make a contribution for each Plan Year equal to a certain percentage of Eligible Compensation contributed as elective deferrals by each Participant who is entitled to matching contributions pursuant to Section 3.03(b) below. Such contributions are called matching contributions for purposes of this Section. The Company shall determine in advance whether to make such matching contributions and shall determine the percentage of Eligible Compensation, contributed as elective deferrals, that is to be matched. Unless otherwise determined by the Company, the 401(k) Matching Contributions shall be 100% of the first $300 of elective deferrals for each Participant, plus 25% of the elective deferrals for each Participant between $300 and 6% of the Participant’s Eligible Compensation. Additional matching contributions may be made as Company contributions as the Company shall determine. For purposes of the matching contribution rules, the following special rules shall apply:

(i)	If a cash contribution during a Plan Year is invested in the Actuant Corporation Stock Fund prior to the last day of the Plan Year, the contribution shall be valued for allocation purposes as of the date of allocation.

(ii)	If amounts are allocated as forfeitures, the forfeiture shall be valued for allocation purposes as of the last day of the date of allocation.

(iii)	If employer securities are contributed for a Plan Year, the securities shall be valued for allocation purposes as of the date of allocation.

(iv)	Any Company contributions during a Plan Year which exceed the minimum allocation required under Section 3.01 and Section 3.03 shall be allocated for the Plan Year as an additional Core Contribution or an additional matching contribution, as determined by the Company.

(v)	In the event of Plan termination or the Company’s insolvency, any Company contributions made during the Plan Year shall be allocated to Participants as a Core Contribution or a matching contribution, as determined by the Company.

(b)	Except as otherwise provided in an applicable Supplement to the Plan, the 401(k) Matching Contributions to the Trust Fund shall be allocated on the basis of Employee 401(k) Contributions to Participants who are actively employed on the last day of the Plan Year or who terminated employment prior to the last day of the Plan Year by reason of Normal Retirement, Disability, termination of employment between August 1, 2008 and August 30, 2008 due to a reduction in force at the Mishawaka, IN location or death.

(c)	In the event the amount of 401(k) Matching Contributions and forfeitures exceeds the amount to be allocated to Participants, such excess will be allocated in the Plan Year for which the contributions were made.

(d)	Except as otherwise provided in an applicable Supplement to the Plan, all 401(k) Matching Contributions shall automatically be invested in the Actuant Corporation Stock Fund, subject to the right of diversification under Section 5.02. An aggregate of 1,000,000 Class A Common shares of Actuant Corporation may be issued under the Plan. If there is any change in the outstanding shares of Class A Common Shares by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number of shares available for issuance under the Plan shall be equitably adjusted by the Company to give proper effect to such change.

3.04 Prior Company Contributions.

A Participant’s Prior Company Contributions Account shall consist of the employer contribution account from any other plan which is merged into the Plan and which has been designated by the Company as a Prior Company Contribution.

3.05 Employee After-Tax Contributions.

Notwithstanding any provision of the Plan to the contrary, no Participant may elect to make voluntary Employee After-Tax Contributions under the Plan for Plan Years beginning on and after September 1, 2006. Prior to such date, a Participant may have elected, from time to time, to make Employee After-Tax Contributions to the Trust Fund, subject to the following paragraphs:

(a)	Voluntary employee contributions shall be credited to an “Employee After Tax Contribution Account” in the name of the employee making such contributions as of the date of their receipt by the Trustee. The amount thereof and the net earnings attributable thereto shall be separately reflected in such account.

(b)	At any time, but not more frequently than twice annually, an employee may request a withdrawal from his Employee After Tax Contribution Account of an amount equal to all or any specified portion of such account. A withdrawal shall be charged against the Employee After Tax Contribution Account of the employee making the same on the date of such withdrawal. A request to withdraw must be made in accordance with procedures established by the Committee.

(c)	The balance of an employee’s Employee After Tax Contribution Account shall be nonforfeitable for all purposes of the Plan. Upon termination of employment, the balance of an employee’s Employee After Tax Contribution Account which is not then withdrawn pursuant to the preceding paragraph shall be distributed pursuant to the provisions of the Plan.

3.06 Rollover Contributions.

Notwithstanding any provision to the contrary herein, the Plan will accept Participant rollover contributions and/or direct rollovers of distributions made from:

(a)	A qualified plan described in Code Section 401(a) or 403(a), including after-tax employee contributions.

(b)	An annuity contract described in Code Section 403(b).

(c)	An eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

(d)	An individual retirement account or annuity described in Code Section 408(a) or 408(b) that is eligible to be rolled over and would otherwise be includible in gross income.

Such rollover contributions shall be held in a segregated rollover account for such Participant and shall not be subject to forfeiture. Such rollover account may be invested by the Trustee as part of the general assets of the Trust, and shall share proportionately in Trust earnings, gains or losses, as otherwise provided herein. At retirement or other termination of the contributing Participant, the rollover account shall be distributed in addition to any amount otherwise payable based upon such Participant’s vested Account balance. On death of such Participant his entire rollover account shall be payable to his Beneficiary in the same manner as any other benefits payable on his death. Notwithstanding the foregoing, a Participant may also request an in-service withdrawal from his rollover account in accordance with Section 6.02(f) of the Plan.

Pursuant to rules established by the Committee and uniformly applied to all persons similarly situated, a Participant may also elect to make a rollover contribution to the Plan that includes his or her outstanding loan(s) from a qualified plan described in Code Section 401(a). Any such contribution that includes a loan note must be directly transferred to the Trust from the qualified plan. The transferred loan shall be maintained under the Plan until all amounts of principal and interest thereon have been repaid. The terms and conditions relating to such loan shall continue as in existence prior to the transfer date, and such loan shall count toward the maximum number of loans a Participant may have outstanding at any one time under Section 5.07 or an applicable Supplement to the Plan.

3.07 Limitations on Annual Additions.

(a)	Except to the extent permitted under Section 3.08 and Code Section 414(v), if applicable, the Annual Addition (excluding any portion of the Annual Addition attributable to Company contributions and Participant contributions made pursuant to Code Section 414(u) by reason of an Eligible Employee’s qualified military service) to a Participant’s Account under this Plan shall not exceed the limit set forth in Code Section 415(c).

(b)	The foregoing limits shall automatically adjust when permissible in accordance with regulations promulgated by the Secretary of the Treasury.

(c)	The Plan Administrator shall take any actions it deems advisable to avoid an Annual Addition in excess of Code Section 415; provided, however, if a Participant’s Annual Addition for a Plan Year actually exceeds the limitations of Section 3.07(a), the Plan Administrator shall correct such excess in accordance with applicable guidance issued by the Internal Revenue Service. Any such correction of excess Annual Additions shall be charged against the investment funds in the applicable Account on a pro rata basis; provided, however, that the reduction of an excess Annual Addition of an Actuant director, officer or other principal stockholder subject to the requirements of Section 16(b) of the Securities Exchange Act of 1934 shall not decrease his or her interest in the Actuant Corporation Stock Fund.

(d)	Benefits under the Plan shall accrue and shall be paid in accordance with Code Section 415 and the regulations thereunder, the requirements of which are incorporated herein by reference.

3.08 Catch-Up Contributions.

All Eligible Employees who are eligible to make Employee 401(k) Contributions under the Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make Catch-Up Contributions in accordance with, and subject to the limitations of, Code Section 414(v). Catch-Up Contribution elections shall be on such forms and according to such procedures as the Committee may from time to time determine. Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of such Catch-Up Contributions.

3.09 Qualified Nonelective Contributions.

On October 27, 2005, the Company made a special qualified nonelective contribution on behalf of those Participants whose deemed deferral elections under Section 3.02 were not implemented for a period of time commencing on January 1, 2005. The amount of this qualified nonelective contribution was an amount equal to 3% of such Participants’ Eligible Compensation earned by such Participants from January 1, 2005 through the date that deemed deferral elections under Section 3.02 were recommenced for such Participants. This qualified nonelective contribution was allocated to each Participant’s Qualified Nonelective Contributions Account in the same proportion as each Participant’s Eligible Compensation bore to the total Eligible Compensation earned by all such eligible Participants during the applicable period. In addition, earnings on such amounts were contributed to such Participant’s Qualified Nonelective Contributions Account in the amount equal to the amount that such Accounts would have earned during the applicable period if the Participants’ deemed deferral elections had properly commenced on and after January 1, 2005.

3.10 Corrective Contributions/Reallocations.

If, with respect to any Plan Year, an administrative error results in a Participant’s Account not being properly credited with his or her Actuant Corporation Core Contributions, Employee 401(k) Contributions (including Catch-Up Contributions), 401(k) Matching Contributions, Roth 401(k) Contributions (including Roth Catch-Up Contributions), or earnings on any such amounts, corrective contributions made by the Company or account reallocations may be made in accordance with this Section 3.10. Solely for the purpose of placing any affected Participant’s Account in the position that the Account would have been in had no error been made:

(a)	the Company may make additional contributions to such Participant’s Accounts; or

(b)	the Trustee, Company, or Committee, as appropriate, may reallocate existing contributions among the Accounts of affected Participants in accordance with Section 7.05.

In addition, with respect to any Plan Year, if an administrative error results in an amount being credited to an Account for a Participant or any other individual who is not otherwise entitled to such amount, corrective action may be taken by the Trustee, Company, or Committee, as appropriate, including, but not limited to, a direction to forfeit amounts erroneously credited (with such forfeitures to be used to reduce future contributions to the Plan in accordance with Section 4.04), reallocate such erroneously credited amounts to other Participants’ Accounts, or take such other corrective action as necessary under the circumstances. Any Plan administration error may be corrected using any appropriate correction method permitted under the Employee Plans Compliance Resolution System (or any successor procedure), as determined by the Committee in its discretion.

ARTICLE IV

Vesting

4.01 Full Vesting Dates.

A Participant shall at all times have a fully vested and nonforfeitable interest in his Employee 401(k) Contributions Account, his Employee After-Tax Contributions Account, his Rollover Contributions Account, his Qualified Nonelective Contributions Account, his ZERO Employee After-Tax Contributions Account, his ZERO Employee IRA Account, and his ZERO Old Pension Contributions Account. Except as provided in any Supplement to the Plan, a Participant shall also have a fully vested and nonforfeitable interest in his Prior Company Contribution Account. A Participant’s interest in his Actuant Corporation Core Contribution Account and his 401(k) Matching Contributions Account shall become fully vested in him and nonforfeitable at the earliest of the following dates:

(a)	The date the Participant shall have completed at least such Years of Vesting Service as are required for 100% vesting under Section 4.02 below.

(b)	The date of the Participant’s death while employed by the Company or an Affiliated Company or while performing qualified military service (as defined in Code Section 414(u)).

(c)	The date of the Participant’s Disability while in the employ of the Company or of an Affiliated Company.

(d)	The Participant’s attainment of his Retirement Date while in the employ of the Company or an Affiliated Company.

(e)	The date of termination of the Plan (or partial termination as to Participants affected thereby) or the date of complete discontinuance of contributions by the Company at a time when the Participant is employed by the Company or by an Affiliated Company.

(f)	The date the Participant ceases to be employed by the Company or any Affiliated Company as a result of the sale of an operating unit (e.g., a subsidiary or division).

4.02 Vesting Schedule.

Prior to the date that the Participant’s interest in his Actuant Corporation Core Contribution Account and his 401(k) Matching Contributions Account becomes fully vested in accordance with Section 4.01 of this Article, his current vested interest in such Accounts shall be determined in accordance with the following:

Years of Vesting Service	Percent Vested
Less than 2 years	0%
At least 2 but less than 3 years	25%
At least 3 but less than 4 years	50%
At least 4 but less than 5 years	75%
5 years or more	100%

Notwithstanding the foregoing, a Participant with at least three (3) years of Vesting Service as of January 1, 1998 shall be fully vested in his 401(k) Matching Contributions Account.

4.03 Election of Former Vesting Schedule.

In the event the vesting schedule of this Plan is hereafter directly or indirectly amended or the vesting schedule of any preceding Plan has been amended by adoption of this amendment and restatement, no Participant or former Participant shall be deprived thereby of any previously vested interest, and any Participant who has completed at least three (3) years of Vesting Schedule Service, may elect to have his vested interest in his Actuant Corporation Core Contribution Account and his 401(k) Matching Contributions Account determined without regard to such amendment by notifying the Plan Administrator in writing during the election period as hereafter defined. The election period shall begin on the date such amendment is adopted and shall end no earlier than the latest of the following dates:

(a)	the date which is 60 days after the date the amendment is adopted;

(b)	the date which is 60 days after the day the plan amendment becomes effective; or

(c)	the date which is 60 days after the day the Participant is issued written notice of the amendment by the Company or Plan Administrator. Such election shall be available only to an individual who is a Participant at the time such election is made and such election shall be irrevocable.

4.04 Forfeitures.

As to any Participant who terminates employment with the Company and all Affiliated Companies prior to becoming fully vested in his Accounts, the unvested portion of such Accounts shall be declared a forfeiture in the Plan Year following the Plan Year in which the Participant terminates employment. Contributions which are forfeited shall be used to restore any previously forfeited Accounts for other Participants, shall be used to reduce the Actuant Corporation Core Contribution pursuant to Section 3.01 for the current Plan Year or succeeding Plan Years, shall be used to reduce the 401(k) Matching Contribution under Section 3.03 or any applicable Supplement to the Plan for the current Plan Year or succeeding Plan Years, or shall be used to reduce administrative expenses of the Plan, as determined by the Plan Administrator. If a Participant is subsequently rehired and his previously forfeited Account balance must be restored in accordance with Section 4.05, then such amounts shall be restored to the Participant’s Accounts out of, in the following order of priority: forfeitures, or Company contributions to the Plan.

4.05 Vesting Credit Following Termination.

If a Participant incurs a Break in Service after termination of employment before he has acquired any vested interest in any portion of his Accounts (including his Employee 401(k) Contributions Account), and if his aggregate number of consecutive one year Breaks in Service (including those within such Break in Service) then or thereafter equals or exceeds the greater of five (5) or his number of years of Vesting Service prior to such Break in Service, then all prior Vesting Service shall be forfeited as it otherwise would be used to measure his vested interest in his new Account established subsequent to such Break in Service, and he shall have no rights to restoration of his prior nonvested balance in the event he is rehired. If a Participant incurs a Break in Service after termination of employment after he has acquired a vested interest in any portion of his Accounts, and if his aggregate number of consecutive one year Breaks in Service (including those within such Break in Service) then or thereafter equals or exceeds five (5), and he is subsequently rehired, then all prior Vesting Service shall be aggregated with his subsequent Vesting Service to measure his vested interest in his new Account established subsequent to such Break in Service, but he shall have no rights to restoration of his prior nonvested balance in the event he is rehired. If a Participant incurs a Break in Service after termination of employment after he has acquired a vested interest in any portion of his Accounts, and if his aggregate number of consecutive one year Breaks in Service (including those within such Break in Service) then or thereafter is less than five (5), and he is subsequently rehired, then all prior Vesting Service shall be aggregated with his subsequent Vesting Service to measure his vested interest in his new Account established subsequent to such Break in Service. In addition, he shall have his prior nonvested balance restored, provided that he repays to the Plan the value of his vested Account balances previously distributed to him within five years of the date of his rehire.

ARTICLE V

Investment Elections and Valuation of Accounts

5.01 Investment Elections.

Participants may direct the investment of any amounts in their Accounts; provided, however, that except as provided in Section 5.02 below or an applicable Supplement to the Plan, a Participant’s Actuant Corporation Core Contributions Account and 401(k) Matching Contributions Account shall be invested in the Actuant Corporation Stock Fund. For those Accounts which are eligible for investment direction, separate investment funds shall be made available for investment by Participants as may be determined according to the terms of the Plan and Trust Agreement. Unless otherwise determined by the Committee, the following paragraphs shall apply to investment instructions:

(a)	An investment election shall be in accordance with such procedures as the Committee shall prescribe. Each Participant shall, upon enrollment in the Plan, make an investment election directing the investment of the Participant’s account in the Plan in the investment funds then currently available. Such investment election shall be as to any integral multiple of one percent (1%) of the Participant’s accounts, including all contributions and credits to such accounts. Each Participant may, thereafter, change such investment election in accordance with Committee rules and procedures. The right to make investment elections shall extend to the Beneficiary following the death of a Participant pending distribution of account balances. The Committee may, but is not required to, exercise investment election authority over any account which it deems not to be properly subject to the control of a former Participant or Beneficiary or where joint authority (such as between co-beneficiaries) to make investment elections would otherwise exist.

(b)	A Participant making investment elections and changes in accordance with this Section thereby assumes full responsibility for such exercise of control over assets in the Participant’s accounts. No person who is otherwise a fiduciary shall be liable for any loss, or by reason of any breach, which may result from such person’s exercise of such control.

(c)	The Committee may establish restrictions on Participants’ investment elections under this Section 5.01 involving the Actuant Corporation Stock Fund in order to comply with procedures developed by the Company to comply with securities laws. In addition, the Committee may establish limitations on the frequency of Participants’ investment elections under this Section 5.01. The Committee may charge a reasonable fee to a Participant’s Account for investment elections in excess of a specified number during each Plan Year. The Committee also may establish restrictions on Participants’ investment elections under this Section 5.01 to prevent abusive trading practices, such as market timing.

5.02 Investment Diversification of Actuant Corporation Core and 401(k) Matching Contributions.

Core Contributions and 401(k) Matching Contributions shall initially be invested in the Actuant Corporation Stock Fund. However, each Participant may, in accordance with rules and procedures established by the Committee, immediately direct the investment of the amounts in his or her Core Contributions Account and 401(k) Matching Contributions Account, as described in Section 5.01, above. In addition, effective as of September 1, 2007, so long as the Plan is considered an “applicable defined contribution plan” under Code Section 401(a)(35), the Plan shall continue to comply with the requirements of Code Section 401(a)(35) and the regulations and other guidance issued thereunder.

5.03 Account Adjustments to Reflect Net Worth of the Trust Fund.

As of each Valuation Date, the accounts maintained in each separate investment fund within the Trust Fund (including those accounts not yet fully distributed) shall be adjusted in accordance with procedures established by the Committee, so that such adjusted balances will equal the net worth of that investment fund as of that date, using fair market values as determined by the Trustee.

5.04 Net Worth.

The net worth of a separate investment fund within the Trust Fund for any period shall be determined based on the Trustee’s judgment of the fair market value of each of the assets of the investment fund using generally accepted accounting principles of trust accounting. Any determination made by the Trustee and the Committee with respect to the value of accounts shall be conclusive and binding upon all persons having an interest under the Plan.

5.05 Certain Segregated Accounts.

Account balances which are part of the Trust Fund but which are segregated pursuant to the directions of the Committee shall be valued according to the terms of the investment medium funding such account, using generally accepted accounting principles of trust accounting.

5.06 Responsibility to Maintain Account Balances.

The responsibility to maintain account balances pursuant to the provisions of this Section 5 shall be discharged by the Committee. The Committee shall keep separate accounts for each Participant’s accrued benefits under the Plan, showing the manner in which it has determined the entries made to each such account. The Committee shall make arrangements for each Participant to receive a quarterly statement showing the Participant’s credited balance to each of his accounts and the extent to which such balances are vested.

5.07 Participant Loans.

The Company, in its discretion, may determine to make loans available to Participants. In the event of such determination, the following rules and procedures shall apply unless otherwise determined by the Plan Administrator:

(a)	Each Participant requesting a loan must provide such information as the Plan Administrator may request.

(b)	The Plan Administrator’s decision to grant or deny any loan shall be based upon an evaluation of Internal Revenue Code requirements, Plan restrictions and such other factors as the Plan Administrator shall choose to apply on a nondiscriminatory basis.

(c)	Two different types of loans are permitted under the Plan, a regular loan and a primary residence loan. A regular loan can be used for any purpose. The primary residence loan must be for the purchase of a home which is used as the Participant’s primary residence. A Participant may not have more than one loan of each type at the same time.

(d)	The principal amount of any loan, when added to the outstanding balance of all other loans made to the Participant from all qualified plans maintained by the Company and the Affiliated Companies, made to a Participant shall not exceed the least of (i), (ii), or (iii) below:

(i)	$50,000, reduced by the excess (if any) of:

(A)	the highest outstanding balance of all loans to the Participant under the Plan (and under the plans of the Affiliated Companies) during the one-year period ending immediately preceding the date of the loan, minus

(B)	the outstanding balance on the date of the loan of all loans to the Participant from the Plan (and any other plans of the Affiliated Companies).

(ii)	50 percent of the amount of the Participant’s vested account balances under the Plan as of the effective date of the loan.

(iii)	100 percent of the Participant’s Employee 401(k) Contributions Account, Employee After-Tax Contributions Account, vested Prior Company Contribution Account, Rollover Contributions Account, and Qualified Nonelective Contributions Account balances reduced by the outstanding balance of all loans from the Plan.

The principal amount of any loan made to a Participant shall not be less than $1,000. A loan to a Participant may be made only from a Participant’s Employee 401(k) Contributions Account, Employee After-Tax Contributions Account, vested Prior Company Contribution Account, Rollover Contributions Account, and Qualified Nonelective Contributions Account. A loan to a Participant shall be made by liquidating and converting to cash the applicable portion of the Participant’s Account (and the Participant’s interest in the investment funds) in the order specified by the Plan Administrator for loans to Participants.

(e)	The interest rate charged on any Plan loan shall be based upon the prime rate plus 1% and the Participant shall be responsible for any loan processing or maintenance fees. Fees will be deducted from the Participant’s account.

(f)	The term of a regular loan may range from one to five years. The term of a primary residence loan may range from one to twenty years.

(g)	All loans shall be considered an investment solely of the account of the Participant receiving the loan.

(h)	Plan loans shall be secured by the Participant’s interest in the Plan, to the maximum extent permitted by law.

(i)	Loans shall be repaid through payroll deduction unless the Participant elects to pay off the loan in a lump sum.

(j)	A Participant who fails to make loan payments on a timely basis shall be in default. In the event of default, the Plan Administrator shall have the right to declare any unpaid balance due and payable. Further, to the extent permitted by law, the Plan Administrator shall have the right to apply the Participant’s interest in the Plan against the unpaid amount.

(k)	If a Participant ceases to be employed by the Company or any Affiliated Company as a result of the sale of an operating unit (e.g., a subsidiary or division), the Plan Administrator may establish uniform rules pursuant to which a Participant may elect a direct rollover of his outstanding loan(s) to an eligible retirement plan.

5.08 Voting of Actuant Corporation Stock; Tender Offers.

The Committee shall notify Participants of each meeting of the shareholders of Actuant Corporation and shall furnish to them copies of the proxy statements and other communications distributed to shareholders in connection with any such meeting. The Committee also shall notify the Participants that they are entitled to give the Trustee voting instructions as to the shares of Actuant Corporation stock credited to their Accounts. If a Participant furnishes timely instructions to the Trustee, the Trustee (in person or by proxy) shall vote the shares (including fractional shares) of Actuant Corporation stock credited to the Participant’s Accounts in accordance with the directions of the Participant. The Trustee shall vote shares for which it has not received timely direction, including shares which have not yet been credited to Participants’ Accounts, in the same proportion as directed shares are voted. Similarly, the Committee shall notify Participants of any tender offer for, or a request or invitation for tenders of, Actuant Corporation stock and shall request from each Participant instructions for the Trustee as to the tendering of Actuant Corporation stock credited to his accounts. The Trustee shall tender such Actuant Corporation stock as to which it receives (within the time specified in the notification) instructions to tender. Any Actuant Corporation stock credited to the Accounts of Participants as to which instructions not to tender are received and as to which no instructions are received shall not be tendered. With respect to uncredited shares of Actuant Corporation stock, the Trustee shall tender such shares in the same proportion as directed shares are tendered.

5.09 Confidentiality of Participant Instructions.

The instructions received by the Trustee from Participants or Beneficiaries with respect to purchase, sale, voting or tender of shares of Actuant Corporation stock credited to such Participants’ or Beneficiaries’ Accounts shall be held in confidence and shall not be divulged or released to any person, including the Committee, officers or Employees of the Company or any Affiliated Company.

ARTICLE VI

Distributions

6.01 Time of Distribution.

(a)	Retirement. Upon termination of employment on or after his Retirement Date or a Disability, a Participant shall be entitled to have the full value of his Account distributed to him as soon thereafter as administratively possible but in no event later than 60 days after the close of the Plan Year in which he terminates employment.

(b)	Other Termination. Upon termination of employment prior to his Retirement Date, a Participant shall be entitled to have the vested interest in his Account distributed to him as soon as practicable after the Participant’s termination of employment; provided, however, that the written consent of the Participant to the distribution shall be required if his Account exceeds $5,000 (or such other sum as may be permitted from time to time by applicable governmental regulations). For purposes of determining whether a Participant’s written consent to a distribution is required, the value of the Participant’s Account shall be determined without regard to that portion of the account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Code Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16).

(c)	Death. If a Participant or former Participant dies with any Account in the Plan, his Beneficiary shall be entitled to the full value thereof.

(d)	Change in Status. Notwithstanding any provision of the Plan to the contrary, the date on which a Participant’s status changes from employee to leased employee (as defined in Section 1.12) shall not entitle the Participant to a distribution of the vested interest in his Account for purposes of Article VI.

6.02 When Distribution of Accounts Shall Commence.

(a)	Unless the Participant, elects otherwise as permitted by the Plan, the distribution of benefits to a Participant under the Plan shall commence as soon as administratively practicable but not later than sixty (60) days after the Plan Year in which occurs the later of the following events:

(1)	The Participant’s attainment of Normal Retirement Age; or

(2)	The Participant’s termination of employment.

(b)	A Participant may, in accordance with such procedures as the Committee prescribes, elect (and thereby consent) to have the distribution of the Participant’s Accounts commence as soon as administratively practicable following the first to occur of the Participant’s Termination of Employment or attainment of Normal Retirement Age. If a Participant’s vested Account balances do not exceed $5,000 (or such larger amount as may be permitted by the Code) as of the date distribution is to commence and after application of the Participant’s Account balances against the unpaid balance of any loan pursuant to Section 5.07(j), the Participant’s vested Account balances shall be distributed in accordance with the following rules:

(1)

If the Participant’s vested Account balances exceed $1,000 (including that portion of the Participant’s account balances attributable to rollover contributions (and earnings allocable thereto) within the meaning of Code Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16)) but do not exceed $5,000 (excluding that portion of the Participant’s account balances attributable to rollover contributions described above (and earnings allocable thereto)), and the Participant does not elect to have the distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly in a single lump sum payment, then the Committee will pay the distribution in a direct rollover to an individual retirement plan designated by the Committee as soon as administratively practicable following the Participant’s termination of employment in accordance with the Committee’s procedures. Notwithstanding the foregoing, Account balances described above for which the Committee does not have identifying information sufficient to make such rollover distributions shall be retained in the Participant’s Account, subject to Section 7.09.

(2)	If the Participant’s vested Account balances do not exceed $1,000 (including that portion of the Participant’s account balances that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Code Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16)), then the Committee will pay the distribution to the Participant in a single lump sum as soon as administratively practicable following the Participant’s termination of employment in accordance with the Committee’s procedures.

(c)	A Participant who remains employed may elect, in accordance with such procedures as the Committee prescribes, to receive a distribution of all or part of the Participant’s vested account balance at any time after the attainment of age fifty-nine and one-half (59-1/2).

(d)	Payment of a Participant’s accounts distributable due to death shall be made in a lump sum as soon as administratively practicable after the Participant’s date of death or, if elected by the Participant’s Beneficiary, in accordance with the applicable distribution period described in Section 6.03.

(e)	Lump sum payment of portions of a Participant’s Vested Balance authorized to be paid pursuant to a Qualified Domestic Relations Order is specifically authorized hereunder, without regard to the age or employment status of the Participant.

(f)	A Participant who remains employed may elect, in accordance with such procedures as the Committee prescribes, to receive a distribution of all or part of the Participant’s Rollover Contributions Account at any time.

6.03 How Accounts Are To Be Distributed.

Accounts distributed under the Plan shall be paid in accordance with the following paragraphs:

(a)	Rules If Participant is Living. A Participant may request any optional form of payment described in paragraph (c), below.

(b)	Rules If Participant Is Dead. Upon the death of a Participant, the deceased Participant’s accounts shall be payable to the Participant’s Beneficiary. The Beneficiary shall have the right to request any method of payment described in paragraph (c), below. Such request shall be subject to all the provisions of this Plan, including but not limited to the distribution rules set forth in Sections 6.02(b)(1) and (2).

(c)	Optional Forms of Distribution. Optional forms of distribution under the Plan include:

(1)	A lump sum.

(2)	Installment payments satisfying the minimum distribution requirements of the Plan.

(d)	Form of Distribution. All distributions from the Plan shall be in cash, except that a Participant may elect to receive a distribution from the Actuant Corporation Stock Fund in Company Stock. If a Participant elects a distribution from the Actuant Corporation Stock Fund in the form of Company stock, such distribution shall be made in whole shares of Company stock, to the extent that the portion of such Participant’s Account balances allocated to the Actuant Corporation Stock Fund is evenly divisible by the fair market value of such stock on the day as of which such value is determined, and the remainder of such Participant’s Account in cash.

6.04 Required Distribution Rules.

The Plan shall apply the minimum distribution requirements under Code Section 401(a)(9) in accordance with final and temporary regulations under Code Section 401(a)(9) that were issued by the Internal Revenue Service on April 17, 2002 and June 15, 2004, including Treasury Regulation Sections 1.401(a)(9)-2 through 1.401(a)(9)-9, and the incidental death benefit requirements of Code Section 401(a)(9)(G). Any provisions of the Plan that are inconsistent with Code Section 401(a)(9) and the regulations thereunder shall be deemed inoperative.

Notwithstanding any provision of the Plan to the contrary, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code Section 401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (i) equal to the 2009 RMDs or (ii) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and his or her Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or Beneficiary elects to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence. In addition, for purposes of Section 6.15, a direct rollover will be offered only for distributions that would be eligible rollover distributions without regard to Code Section 401(a)(9)(H). Thus, 2009 RMDs will not be treated as eligible rollover distributions for 2009.

6.05 Nonalienation of Benefits.

The account balances payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void. The Trust Fund shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder. The creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a Qualified Domestic Relations Order shall not be treated as an assignment or alienation under this Section.

6.06 Procedures on Receipt of a Domestic Relations Order.

If the Plan receives a domestic relations order which creates, assigns, or recognizes any right to a benefit payable with respect to a Participant, the following procedures shall be followed:

(a)	The Plan Administrator shall determine whether such order is a Qualified Domestic Relations Order in accordance with written uniform rules that comply with Section 206(d)(3)(G)(ii) of ERISA;

(b)	The Plan Administrator shall notify the Participant and each alternate payee under the order as to the receipt of the order, the procedures for determining whether the order is qualified and the final determination within a reasonable period of time, or such period as may be specified in applicable regulations;

(c)	During the period of determining whether the order is qualified, the Plan Administrator shall separately account for any amounts that would be payable to the alternate payee during such period if the order had been determined to be a Qualified Domestic Relations Order. Such separate accounting is not required for amounts that would not otherwise be paid during the determination period.

If within the eighteen (18) month period beginning with the date on which the first payment would be required to be made under the order, the order is determined to be a Qualified Domestic Relations Order, the amounts specified in the order as payable shall be paid to the alternate payee in the method specified in such order, or if none, in the method selected by the alternate payee provided such method has the same effect on the Plan as a lump sum payment of such amount. If the payment method specified in such order does not have the effect on the Plan of a lump sum payment, then such amount shall not be distributable until all of the necessary conditions for payment of Article VI have been satisfied. If the order is not determined to be qualified, or the determination is not resolved within such eighteen (18) month period, the Plan Administrator shall pay such benefits that have been separately accounted for (plus interest) to the Participant, or Beneficiary, if any, who would otherwise have received such benefits if the order had not been issued. The Plan shall not be treated as failing to meet the requirements of Code Sections 401(a) or 401(k), which prohibit payment of benefits before Termination of Employment solely by reason of payments to an alternate payee pursuant to a Qualified Domestic Relations Order.

6.07 Payment of Taxes.

The Plan Administrator may direct the Trustee to deduct, withhold, and transmit to the proper tax authorities any tax which may be permitted or required to be deducted and withheld, and the balance of the account in such case shall be correspondingly reduced. In addition, the Plan Administrator, as a condition of directing the payment of any account balance, may require the Participant or his Beneficiary, as the case may be, to furnish it with proof of payment, or such reasonable indemnity therefore as the Plan Administrator may specify, of all income, inheritance, estate, transfer, legacy and/or succession taxes, and all other taxes of any different type or kind that may be imposed under or by virtue of any law upon the payment, transfer, descent or distribution of said benefit and for the payment of which either the Company, the Trust Fund or the Plan Administrator, in the judgment of the Plan Administrator, may be directly or indirectly liable.

6.08 Incompetent Payee.

If any Participant or Beneficiary entitled to receive benefits hereunder is, in the judgment of the Plan Administrator based upon a physician’s examination, unable to take care of his affairs because of mental condition, illness, or accident, any payment due such person may (unless prior claim therefore shall have been made by a qualified guardian or other legal representative) be paid for the benefit of such Participant to his spouse, child, parent, brother or sister, or other person who in the opinion of the Plan Administrator has incurred expense for, or is maintaining, or has custody of such Participant. The Plan Administrator shall not be required to see to the proper application of any such payment made to any person pursuant to the provisions of this Section, and any such payment so made shall be a complete discharge of the liability of the Trust Fund, the Plan Administrator and the Company therefore.

6.09 Effect of Rehire on Distribution of Benefits.

No distributions shall be made to any Participant from his Account while the Participant maintains an employment relationship with the Company, subject to Plan provisions that specifically authorize such distributions to employed persons and to Plan Administrator rules and regulations defining what shall constitute an employment relationship. Pursuant to this provision, distributions which have commenced from the Account of an employee by reason of his termination of employment shall be suspended if such employee is later rehired by the Company.

6.10 Notice, Place and Manner of Payment.

Any payments due hereunder shall be made on demand at such office as the Trustee may maintain; provided, however, that any person from time to time entitled to such payments may by notice in writing to the Trustee specify a Post Office address to which such payment shall be remitted.

6.11 Source of Benefits.

All benefits to which persons shall become entitled hereunder shall be provided only out of the Trust Fund. No benefits are provided under the Plan except those expressly described herein.

6.12 Hardship Withdrawals.

Hardship withdrawals may be authorized by the Plan Administrator in the event of the financial hardship of the Participant of a portion of the Participant’s Employee 401(k) Contributions Account, vested Prior Company Contributions Account, 401(k) Matching Contributions Account and Rollover Contributions Account (but excluding earnings allocated to such accounts after December 31, 1988). Hardship withdrawals shall be subject to the following rules:

(a)	A distribution shall be deemed to be on account of financial hardship only if the distribution is made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need, in accordance with the following paragraphs:

(b)	The following expenses are the only categories of financial hardship which shall be deemed immediate and heavy financial needs:

(1)	Payment of expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(a) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(2)	Purchase (excluding mortgage payments) of the principal residence of the Participant;

(3)	Payment of tuition, related educational fees, and room and board expenses, for the next 12 months of post-secondary education for the Participant, the Participant’s spouse, or the Participant’s dependents (as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B));

(4)	Prevention of the eviction of the Participant from the Participant’s principal residence or prevention of the foreclosure on the mortgage on the Participant’s principal residence;

(5)	Payment of burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Code Section 152 without regard to Code Section 152(d)(1)(B));

(6)	Payment of expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(7)	Such other financial needs which the Commissioner of Internal Revenue deems to be immediate and heavy financial needs through the publication of revenue rulings, notices, and other documents of general applicability rather than of a particular application to a certain individual.

(c)	A Participant shall provide evidence of the need for a hardship distribution by written certification of the Participant together with photostatic copies of material establishing the nature and amount of such hardship. This evidence may include, but is not limited to, invoices for health care services, accepted offers to purchase a principal residence, invoices from post-secondary educational institutions, eviction notices, or demand notices for housing expenses.

(d)	The Participant shall make a written representation to the Plan Administrator that the financial need cannot be relieved:

(1)	Through reimbursement or compensation by insurance or otherwise;

(2)	By reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need;

(3)	By cessation of elective contributions or employee contributions under the Plan; or

(4)	By other distributions or nontaxable (at the time of the loan) loans from plans maintained by the Company or by any other employer, or by borrowing from commercial sources on reasonable commercial terms.

Absent actual knowledge to the contrary, the Committee may rely on the Participant’s written representation that his immediate and heavy financial need could not be satisfied in whole or in part from other sources reasonably available to the Participant.

For purposes of this Section 6.12(d), the Participant’s resources shall be deemed to include those assets of the Participant’s spouse and minor children that are reasonably available to the Participant. Thus, for example, property owned by the Participant and the Participant’s spouse, whether as community property, joint tenants, tenants by the entirety, or tenants in common, will be deemed a resource of the Participant. Property held for the Participant’s child, however, under an irrevocable trust or under the Uniform Gifts to Minors Act will not be treated as a resource of the Participant.

(e)	The amount of the distribution shall be deemed necessary to meet such needs provided (1) the distribution is not in excess of the amount of the immediate and heavy financial need; (2) the Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available (if any) under all plans maintained by the Company; and (3) the Participant has satisfied any other requirements which the Commissioner of Internal Revenue publishes in revenue rulings, notices, and other documents of general applicability rather than of a particular application to a certain individual.

(f)	During the six (6) month period following the Participant’s receipt of the hardship distribution, the Participant may not make any elective deferrals or employee contributions to this Plan or any other tax-qualified or nonqualified deferred compensation plans of the Company, if any. The preceding sentence does not apply to any health or welfare benefit plan or to the mandatory employee contribution portion of a defined benefit plan of the Company, if any. A Participant may resume elective deferrals and employee contributions as of the first date following the end of such six (6) month period.

6.13 Section 401(a)(11) Assets.

A portion of a Participant’s Prior Company Contributions Account may be subject to the joint and survivor annuity requirements of Code Sections 401(a)(11) and 417. For purposes of this Plan, any amounts subject to the joint and survivor annuity requirements of Code Sections 401(a)(11) and 417 are referred to as “Section 401(a)(11) Assets.” The Trustee will pay the vested portion of the Participant’s Prior Company Contributions Account attributable to Section 401(a)(11) Assets (if any) as of the payment date and in the normal payment form described below, unless the Participant elects a different joint and survivor annuity (if applicable), a lump sum or installment payments. If the Participant is married, such election must be made pursuant to a qualified election, as described in paragraph (b) below.

(a)	Normal Payment Forms. The Participant’s normal payment form depends upon his marital status on the annuity starting date (as defined in Treasury Regulations).

(1)	If a Participant is legally married on his annuity starting date, payment of Section 401(a)(11) Assets will be made in the form of a joint and survivor annuity. The joint and survivor annuity will equal the value of a single life annuity. The joint and survivor benefits following the Participant’s death will continue to the surviving spouse during the surviving spouse’s lifetime at a rate equal to 50% of the benefits payable to the Participant. Notwithstanding the foregoing, the Participant may elect, pursuant to a qualified election, to receive payment of his Section 401(a)(11) Assets in the form of a lump sum, installment payments, or a smaller joint and survivor annuity benefit with payments continuing to the surviving spouse at a rate of 75% or 100% of the rate payable to the Participant during his lifetime.

(2)	If a Participant is not married on his annuity starting date, payment of Section 40l(a)(11) Assets will be made in life annuity form unless the Participant elects a lump sum or installments.

Annuity payments must be paid over a period that does not extend beyond either the life of the Participant or the lives of the Participant and his spouse.

(b)	Qualified Election. To make a qualified election, a married Participant must waive his right to joint and survivor annuity payments within the 180-day period ending on his annuity starting date. A married Participant’s spouse must consent to the Participant’s waiver of the joint and survivor annuity in the following manner.

(1)	The spouse’s consent to the waiver must be in writing, must acknowledge the effect of the waiver and must specify either the optional form of benefit selected or that the spouse has the right to limit consent to a specific optional form and elects to relinquish such right.

(2)	The spouse must also consent to any non-spouse Beneficiary designated in the waiver, including any class of Beneficiaries or contingent Beneficiaries, which may not be changed without spousal consent (unless the spouse expressly permits designations by the Participant without further spousal consent).

(3)	The spouse’s consent must be witnessed by a Plan representative or a notary public.

Any consent will be valid only with respect to the spouse who signs the consent or, in the event of a deemed qualified election, the designated spouse. The missing spouse rules of Section 1.05(c) shall apply. The Participant may revoke a qualified election without the consent of his spouse at any time before the annuity starting date, and the number of revocations will not be limited.

The Plan Administrator will provide to each Participant with Section 401(a)(11) Assets, within a reasonable period prior to his annuity starting date, a written explanation of: (i) the terms and conditions of the 50% and 75% joint and survivor annuities, (ii) the Participant’s right to make and the effect of an election to waive the 50% and 75% joint and survivor annuities, (iii) the rights of the Participant’s spouse, and (iv) the right to waive the 50% and 75% joint and survivor annuities and the effect of a revocation of a previous election.

Notwithstanding any provision of this Plan to the contrary, Section 401(a)(11) Assets are not available for loan under Section 5.07 of the Plan, and are not eligible for distribution in accordance with Section 6.02(c) or 6.12 of the Plan.

6.14 Pre-Retirement Death Benefits for Section 401(a)(11) Assets.

If a Participant dies before his annuity starting date (as defined in Treasury Regulations) payment of vested Section 401(a)(11) Assets (as defined in Section 6.13) will be paid to the surviving spouse of the Participant in the form of a qualified pre-retirement survivor annuity unless the Participant either has no spouse, the Participant and spouse have executed a qualified pre-retirement election, or the spouse elects to receive payment in either a lump sum or installment payments. The surviving spouse may elect to receive payment as soon as administratively feasible after the Participant’s death. A Participant’s qualified pre-retirement election is subject to the same rules as a qualified election in Section 6.13, but instead of 180 days prior to the date, a qualified pre-retirement election must be made after the first day of the Plan Year in which a Participant attains age 35. A qualified pre-retirement election may specify an alternate Beneficiary or payment form. Any qualified pre-retirement election will become invalid as of the earlier of the first day of the Plan Year in which the Participant attains age 35 or the day of the Participant’s marriage or remarriage.

The Plan Administrator will provide to each Participant with Section 401(a)(11) Assets a written explanation of the qualified pre-retirement survivor annuity within the applicable period. With respect to any Participant, the applicable period means whichever of the following periods ends last:

(a)	The period beginning with the first day of the Plan Year in which the Participant attains age 32 and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age 35;

(b)	A reasonable period ending after the individual becomes a Participant; or

(c)	A reasonable period ending after the Participant is first allocated Code Section 401(a)(11) Assets.

In the case of a Participant who terminates employment before attaining age 35, the applicable period means the period beginning one year before the termination of employment and ending one year after such termination of employment.

6.15 Direct Rollovers.

Notwithstanding any provision to the contrary that would otherwise limit a distributee’s election under this Section 6.15, a distributee (as defined below) may elect in writing, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. In addition, solely to the extent permitted in Code Sections 408A(c)(3)(B), (d)(3) and (e) and the regulations and other guidance issued thereunder, an eligible distributee may elect to roll over any portion of an eligible rollover distribution to a Roth IRA (as defined by Code Section 408A) in a “qualified rollover contribution” (as defined in Code Section 408A(e)), provided that the rollover requirements of Code Section 402(c) are met and provided further that, in the case of an eligible rollover distribution to a non-spouse beneficiary, the Roth IRA is treated as an inherited individual retirement account (within the meaning of Code Section 408(d)(3)(C)).

(a)	A “distributee” includes an employee or former employee. In addition, the employee’s or former employee’s surviving spouse, the employee’s or former employee’s designated beneficiary (as defined by Code Section 401(a)(9)(E)) who is not the surviving spouse of the employee or former employee (solely to the extent permitted under Code Section 402(c)(11) and the regulations and other guidance issued thereunder) (a “non-spouse beneficiary”), and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse, former spouse, or non-spouse beneficiary.

(b)	An “eligible rollover distribution” is any distribution of all or any portion of the Participant’s account to the credit of the distributee, except that an eligible rollover distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments (payable not less frequently than annually) made for a specified period of ten years or more; (2) any distribution to the extent such distribution is required under Code Section 401(a)(9); and (3) any distribution that is a withdrawal on account of hardship as described in Section 6.12. A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of employee after-tax contributions that are not includible in gross income; provided, however, such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or (b), a qualified retirement plan (either a defined contribution plan or a defined benefit plan) described in Code Section 401(a) or 403(a), or an annuity contract described in Code Section 403(b) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not so includible.

(c)	An “eligible retirement plan” is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Sections 403(a) or 403(b), an eligible plan maintained by a governmental employer described in Code Section 457(b), or a qualified trust described in Code Section 401(a), that accepts the distributee’s eligible rollover distribution. However, in the case of an eligible rollover distribution to a non-spouse beneficiary, an eligible retirement plan is an individual retirement account or individual retirement annuity that is treated as an inherited individual retirement account or individual retirement annuity (within the meaning of Code Section 408(d)(3)(C)).

(d)	A “direct rollover” is a payment made directly by the Plan to the eligible retirement plan specified in writing by the distributee.

Pursuant to rules established by the Committee and uniformly applied to all persons similarly situated, a Participant may also elect to make a rollover contribution to the Plan that includes his or her outstanding loan(s) from a qualified plan described in Code Section 401(a). Any such contribution that includes a loan note must be directly transferred to the Trust from the qualified plan. The transferred loan shall be maintained under the Plan until all amounts of principal and interest thereon have been repaid. The terms and conditions relating to such loan shall continue as in existence prior to the transfer date, and such loan shall count toward the maximum number of loans a Participant may have outstanding at any one time under Section 5.07 or an applicable Supplement to the Plan.

ARTICLE VII

Plan Administration

7.01 The Benefits Committee.

The Plan shall be administered by a Benefits Committee (the “Committee”) pursuant to the following paragraphs:

(a)	The Committee shall consist of one or more individuals selected by the Company’s Chief Executive Officer. Any member of the Committee may resign at any time by delivering notice of such resignation to the Company. The Company’s Chief Executive Officer shall have the right at any time, with or without cause or notice, to remove any member of the Committee.

(b)	Members of the Committee shall not be entitled to compensation for performing their duties as Committee members, but shall be entitled to reimbursement for any expenses reasonably incurred in connection with the administration of the Plan which are not otherwise paid by the Company.

(c)	The Committee shall appoint the Plan Administrator, which shall have full and complete discretionary powers to control and manage the operation and administration of the Plan, including the following:

(1)	The Plan Administrator shall from time to time certify in writing to the Trustee the names of retired, terminated or deceased Participants, the payment method selected with respect to any account balances payable to such persons and the date such payments shall commence and terminate, all in accordance with the Plan. Any such notice from the Plan Administrator shall be deemed adequate by the Trustee if signed by any member of the Plan Administrator or the Plan Administrator’s duly authorized agent.

(2)	The Plan Administrator shall file such reports with governmental authorities as may be required by law and which are not filed by the Trustee.

(3)	The Plan Administrator may adopt and promulgate such rules and regulations, not inconsistent with the terms and provisions hereof, for the administration of the Plan as it deems necessary. From time to time, the Plan Administrator may amend or supplement any such rules or regulations. The Plan Administrator shall decide any questions of eligibility, participation, benefit payments and any other questions of interpretation relating to the Plan.

(4)	The Plan Administrator shall review claims for benefits in accordance with the Plan’s claims procedures.

(5)	The Plan Administrator shall prescribe procedures to be followed and forms to be used in electing any alternatives available under the Plan and to apply for benefits under the Plan.

(6)	The Plan Administrator shall prepare and distribute, in such manner as the Plan Administrator determines appropriate, information explaining the Plan.

(7)	The Plan Administrator shall receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan. The Plan Administrator shall be entitled to rely on any such information so received.

(8)	The Plan Administrator shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for benefits under the Plan.

(d)	If the Plan Administrator consists of more than one person, a majority of the individuals shall constitute a quorum. The approval of such a quorum, expressed from time to time by a vote at a meeting, or in writing without a meeting, shall constitute the action of the Plan Administrator and shall be valid and effective for all purposes of this Plan. The acts and determinations of the Plan Administrator made in good faith within the powers conferred upon it by this Plan shall be valid and final and conclusive (subject only to change pursuant to the provisions of this Plan) for all purposes of the Plan.

(e)	Discretionary actions of the Plan Administrator shall be made in a manner which does not discriminate in favor of shareholders, officers or highly compensated employees. In the event the Plan Administrator is to exercise any discretionary authority with respect to a Participant who is a member of the Plan Administrator, such discretionary authority shall be exercised solely and exclusively by those members of the Plan Administrator other than such Participant. If the Participant is the sole member of the Plan Administrator, such discretionary authority shall be exercised solely and exclusively by the Committee.

(f)	By unanimous vote, members of the Plan Administrator may allocate specific responsibilities among themselves. Also by unanimous vote, the Plan Administrator may delegate to persons other than members of the Plan Administrator some or all of its discretionary authority to control and manage the operation and administration of the Plan.

(g)	The Plan Administrator may appoint such advisors, agents and representatives as it shall deem advisable and may also employ such clerical, legal, and medical counsel as it deems necessary. Any action taken by a properly authorized agent of the Plan Administrator shall be deemed taken by the Plan Administrator.

(h)	The Company shall indemnify and hold harmless each Committee member, the Plan Administrator and employee against all liabilities, losses, costs and expenses, including reasonable attorney’s fees, incurred or suffered by any such member or employee in connection with such person’s management or administration, at any time, of this Plan; provided, however, that such indemnity shall not extend to the willful misconduct or gross negligence of any such person.

7.02 Agent For Legal Process.

The Committee shall designate an agent for service of legal process with respect to any matter concerning the Plan.

7.03 Claims Procedures.

Claims made for benefits under the Plan shall be processed in accordance with the following paragraphs:

(a)	Claims for benefits shall be made in writing to the Plan Administrator.

(b)	If a claim made for benefits by a Participant or Beneficiary (“claimant”) is not approved in its entirety, the claimant shall be so notified in writing by the Plan Administrator or its duly authorized agent within ninety (90) days of receipt of such application, or within 180 days of receipt of such application if the claimant is notified, before the termination of the initial 90-day period, in writing by the Plan Administrator that an extension of time is required for processing the application and the special circumstances regarding such extension. Notice wholly or partially denying a claim shall be written in a manner calculated to be understood by the claimant and contain: (i) the specific reason or reasons for the denial, (ii) specific reference to the pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) an explanation of the review procedure set forth in the following paragraphs (c) and (d).

(c)	A claimant whose claim for benefits which has been wholly or partially denied, or his duly authorized representative, may request a review of such denial by the Plan Administrator. A request for review shall be made in writing to the Plan Administrator within sixty (60) days after receipt by the claimant of written notification of denial of such claim and may contain issues and comments with respect to the claim. A claimant who submits a request for review shall be entitled to access documents pertinent to his claim.

(d)	Upon receipt of a request for review of a denial of a claim, the Committee shall, within sixty (60) days, review in detail the nature and foundations of the claim, including any issues and comments submitted by the claimant or his duly authorized representative and the reasons for the prior denial of the claim. If special circumstances require an extension of time for processing such review, the Committee shall notify the claimant in writing of the extension prior to the expiration of the initial 60-day period, and the decision of the Committee shall be rendered within 120 days of the receipt of the request for review. After a full and fair review, the Committee shall render its decision in writing to the claimant. The decision on review shall include the specific reasons for the decision, be written in a manner calculated to be understood by the claimant, and shall include specific references to the pertinent Plan provisions on which the decision is based.

(e)	The Committee shall have full and complete discretionary authority to determine eligibility for benefits, to construe the terms of the Plan and to decide any matters presented through the claims procedure. Benefits will be paid only if the Committee, or its delegate, determines in its discretion that the claimant is entitled to them. Any final determination by the Committee shall be binding on all parties. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious upon the evidence considered by the Committee at the time of such determination.

(f)	No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights herein provided have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. After exhaustion of the Plan’s claims procedures, any further legal action taken against the Plan or its fiduciaries by a Participant or other claimant must be filed in a court of law no later than 90 days after the Committee’s final decision regarding the claim. All decisions and communications to Participants or other persons regarding a claim for benefits under the Plan shall be held strictly confidential by the Participant (or other claimant), the Committee, the Company, and their agents.

7.04 Records.

The Company and each other person performing any functions in the operation or administration of the Plan or the management or control of the assets of the Plan shall keep such records as may be necessary or appropriate in the discharge of their respective functions hereunder, including records required by the Employee Retirement Income Security Act or any other applicable law. Records shall be retained as long as necessary for the proper administration of the Plan and at least for any period required by said Act or other applicable law.

7.05 Correction of Errors.

It is recognized that in the operation and administration of the Plan certain mathematical and accounting errors may be made or mistakes may arise by reason of factual errors in information supplied to the Trustee, the Company or the Committee. Each such party shall have power to cause such equitable adjustments to be made to correct such errors as they, in their discretion, consider appropriate. Such adjustments shall be final and binding on all persons.

7.06 Evidence.

Evidence required of anyone under this Plan may be by certificate, affidavit, document, or other instrument which the person acting in reliance thereon considers to be pertinent and reliable and to be signed, made, or presented by the proper party.

7.07 Bonding.

Plan officials and fiduciaries shall be bonded to the extent required by the Employee Retirement Income Security Act. Premiums for such bonding may, in the sole discretion of the Company, be paid in whole or in part from the Trust Fund. The Company may provide by agreement with any person that the premium for required bonding shall be paid by such person.

7.08 Waiver of Notice.

Any notice required hereunder may be waived by the person entitled thereto.

7.09 Unclaimed Accounts.

If a Participant or Beneficiary cannot be located, the Committee, by mail addressed to the last known address on record with the Company, shall notify, the Participant or Beneficiary that he is entitled to a distribution under the Plan and shall reference the relevant Plan provisions. If the Participant or Beneficiary fails to respond to the notice by contacting the Plan Administrator in writing within six (6) months after the date the notice was mailed, the Account shall be forfeited and reallocated in accordance with Section 4.04.

In the event a Participant or Beneficiary who has incurred a forfeiture in accordance with this Section 7.09 shall subsequently make a valid claim in accordance with Section 7.03, an amount equal to the amount previously forfeited shall be restored and paid to the Participant or Beneficiary if such claim is made prior to the termination of this Plan and distribution of all Accounts hereunder. This restored amount shall come first from any unallocated forfeitures under Section 4.04, then from the Company’s contribution (if any) for that Plan Year, and finally, if necessary, from a special one-time Company contribution made solely, for this purpose.

7.10 USERRA Compliance.

Notwithstanding any provision of the Plan to the contrary, contributions, benefits, Plan loan repayment suspensions and service credit with respect to qualified military service will be provided in accordance with §414(u).

7.11 HEART Act Compliance.

Notwithstanding any provision of the Plan to the contrary, in the case of a Participant who dies while performing qualified military service (as defined in Code Section 414(u)), the survivors of the Participant will be entitled to any benefits (other than benefit accruals relating to the period of qualified military service unless otherwise specified by the Plan) that would have been provided under the Plan had the Participant resumed employment and then terminated employment on account of death.

ARTICLE VIII

Trust Fund

8.01 Composition.

All sums of money and all securities and other property received by the Trustee for purposes of the Plan, together with all investments made therewith, the proceeds thereof, and all earnings and accumulations thereon, and the part from time to time remaining shall constitute the “Trust Fund.” The Trust Fund shall be held in trust pursuant to the terms of a Trust Agreement entered into by the Company and the Trustee.

8.02 Compensation, Reimbursement.

The Trustee, other than a Trustee who is also a Participant under the Plan or an employee of the Company, shall be entitled to receive reasonable compensation for services as Trustee in such amount as may be agreed upon from time to time between the Company and the Trustee. The Trustee shall be entitled to reimbursement for all expenses reasonably incurred by the Trustee in the performance of services. Such compensation and reimbursements shall be paid from the Trust Fund unless paid by the Company.

8.03 No Diversion.

The Trust Fund shall be maintained for the exclusive purpose of providing benefits to Participants under the Plan and their Beneficiaries and defraying reasonable expenses of administering the Plan. No part of the corpus or income of the Trust Fund may be used for, or diverted to, purposes other than for the exclusive benefit of Plan Participants or their Beneficiaries. Notwithstanding the foregoing, the following paragraphs shall apply.

(a)	The establishment of the Plan by the Company is contingent upon obtaining initial approval of the Internal Revenue Service of the Plan. In the event that the Internal Revenue Service fails to approve the Plan, the Trustee shall promptly proceed to return all contributions made by the Company with respect to Plan Years after the effective date of the restated Plan hereunder to the Company. In no event shall the amounts described in the preceding sentence be returned later than one (1) year after the date of the final denial of qualification of the Plan, including the final resolution of any appeals before the Internal Revenue Service or the courts.

(b)	If a contribution is made by reason of mistake of fact, then such contribution shall be returned to the Company within one (1) year after the payment was made.

(c)	If a contribution is conditioned on its deductibility, to the extent that a deduction is disallowed, such contribution shall be returned to the Company within one (1) year after the disallowance thereof.

(d)	In the case of a termination of the Plan, any residual assets which are held in suspense pursuant to Section 10.1(d) shall be returned to the Company.

8.04 Funding Policy and Method.

The Committee shall convene at a meeting duly called for such purpose and establish a funding policy and method consistent with the objectives of the Plan and the requirements of law. The Committee shall meet periodically to review such funding policy and method. In establishing and reviewing such funding policy and method, the Committee shall endeavor to determine the Plan’s short-term and long-term objectives and financial needs, taking into account the need for liquidity to pay benefits and the need for investment growth. The Committee is specifically authorized, but not required, to establish a separate funding arrangement within the Trust to facilitate the segregation of certain accounts for investment purposes. If a separate funding arrangement is directed to be established, the Trustee shall not be responsible for the selection of the funding arrangement to be used for this purpose. All actions taken pursuant to this Section shall be recorded in the minutes of the meeting of the Committee and shall be communicated to the Trustee and the Committee.

ARTICLE IX

Special Rules For Top-Heavy Plans

9.01 Definitions of Key Employee.

A key employee is any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was an officer of the Company having annual compensation greater than $160,000 (as adjusted under Code Section 416(i)(1) for Plan Years beginning after December 31, 2008), a 5-percent owner of the Company, or a 1-percent owner of the Company having annual compensation of more than $150,000. For this purpose, annual compensation means “compensation” as defined in Section 1.04 of the Plan. The determination of who is a key employee will be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder. For purposes of this definition the following paragraphs shall also be applicable:

(a)	The terms key employee, former key employee, and non-key employee include the beneficiaries of such individuals. The term “non-key employee” means any employee who is not a key employee.

(b)	Whether an individual is an officer shall be determined upon the basis of all the facts, including, for example, the source of the officer’s authority, the term for which elected or appointed, and the nature and extent of the duties to be performed.

(c)	Self-employed individuals are to be treated as employees and their earned income from self-employment is to be treated as compensation for purposes of this Section.

9.02 Aggregation of Plans.

The following Paragraphs describe the required aggregation and permissive aggregation rules:

(a)

Required Aggregation Group. The required aggregation group of the Company includes each qualified retirement plan (including a simplified employee pension plan, “SEP”) of the Company in which a key employee participates in the Plan Year containing the determination date, or any of the four (4) preceding Plan Years. In addition, each other such plan of the Company which, during this period, enables any such plan in which a key employee participates to meet the nondiscrimination in benefits or contributions requirements of Code Section 401(a)(4) or the minimum participation standards of Code Section 410, is part of the required aggregation group. Any such plan of the Company which has been terminated is also part of the required aggregation group if it was maintained within the last five (5) years ending on the determination date for the Plan Year in question and would, but for the fact that it terminated, be part of a required aggregation group for such Plan Year.

(b)	Permissive Aggregation Group. A permissive aggregation group consists of plans of the employer that are required to be aggregated, plus one or more plans that are not part of a required aggregation group but that satisfy the requirements of Code Sections 401(a)(4) and 410 when considered together with the required aggregation group.

(c)	Collectively Bargained Plans. Collectively bargained plans that include a key employee must be included in the required aggregation group for the employer. Collectively bargained plans that do not include a key employee may be included in a permissive aggregation group. The special top-heavy rules do not apply to collectively bargained plans, however, whether or not they include a key employee.

9.03 Determination Date.

Whether a plan is top-heavy is determined on the determination date. The determination date is (i) the last day of the preceding Plan Year, or (ii) in the case of the first Plan Year, the last day of such first Plan Year. The present value of accrued benefits and distributions made as of the determination date are generally determined as of the determination date. An employee’s status as a key employee is based on the Plan Year containing the determination date. If more than one plan is aggregated pursuant to Section 9.02, the present value of the accrued benefits (including distributions for key employees and all employees) is determined separately for each plan as of each plan’s determination date. The plans are then aggregated by adding the results of each plan as of the determination dates for such plans that fall within the same calendar year. If the total results show that the plans are top-heavy, each plan will be top-heavy for the plan year commencing immediately following its respective determination date.

9.04 Present Value of Accrued Benefits In A Defined Contribution Plan.

The present value of accrued benefits in the Plan, for purposes of Article IX, as of the determination date for any individual, includes the balance of (i) the individual’s Actuant Corporation Core Contribution Account and 401(k) Matching Contributions Account and Employee 401(k) Contributions Account as of the most recent valuation date occurring within a twelve (12) month period ending on the determination date, and (ii) an adjustment for employer contributions due as of the determination date. The adjustment in (ii) is generally the amount of any employer contributions actually made after the valuation date but on or before the determination date. In the first Plan Year of the Plan, however, the adjustment in (ii) should also reflect the amount of any contributions made after the determination date that are allocated as of a date in the first Plan Year. The present value of accrued benefits includes employee contributions whether voluntary or mandatory, determined as the balance of the individual’s Employee After-Tax Contribution Account as of the determination date. If an employee has not performed services for the employer maintaining the Plan at any time during the one (1) year period ending on the determination date, any secured benefit for such individual (and the account of such individual) shall not be taken into account.

9.05 Adjustments to Present Value of Accrued Benefits.

(a)	Distributions. The present values of accrued benefits and the amounts of account balances of an individual as of the determination date shall be increased by the distributions made with respect to the individual under the Plan and any plan aggregated with the Plan under Code Section 416(g)(2) during the one (1) year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than severance from employment, death, or Disability, this provision shall be applied by substituting “five (5) year period” for “one (1) year period.” In the case of the distribution of an annuity contract, the amount of such distribution is deemed to be the current actuarial value of the contract, determined on the date of distribution. A distribution does not fail to be considered in determining the present value of secured benefits merely because it was made before the effective date of Code Section 416.

(b)	Rollovers and Plan-to-Plan Transfers. In the case of unrelated rollovers or plan-to-plan transfers, the plan providing the distributions always counts the distribution and the plan accepting the rollover or transfer does not consider the rollover part of the accrued benefit if such rollover is accepted after December 31, 1983. In the case of related rollovers or transfers, the plan providing the rollover does not count the rollover as a distribution and the plan accepting the rollover counts the rollover in the present value of the accrued benefits. Rules for related rollovers do not depend on whether the rollover was accepted prior to December 31, 1983. An unrelated rollover or transfer is both initiated by the employee and made from a plan maintained by one employer to a plan maintained by another employer. A related rollover or transfer is either not initiated by the employee or is made to a plan maintained by the same employer.

9.06 Top-Heavy Plan and Super Top-Heavy Plan Definitions and Ratios.

The term “top-heavy group” means any aggregation group if the sum (as of the determination date) of the present value of the accrued benefits for key employees under all defined benefit plans included in such group and all defined contribution plans included in such group exceeds sixty percent (60%) of a similar sum determined for all employees, excluding former key employees. In the case of plans that are required to be aggregated, each plan in the required aggregation group will be top-heavy if the group is top-heavy. No plan in the required aggregation group will be top-heavy if the group is not top-heavy. If a permissive aggregation group is top-heavy, only those plans that are part of the required aggregation group are top-heavy. Plans that are not part of the required aggregation group are not top-heavy. A super top-heavy plan is a plan in a top-heavy group in which the present value of the accrued benefits for key employees exceeds ninety percent (90%) of the present value of the accrued benefits for all employees. The Plan Administrator shall determine for each Plan Year whether the Plan is top-heavy or super top-heavy, but precise top-heavy ratios need not be computed every year.

9.07 Adjustments to Plan Provisions If Plan Is Top-Heavy.

For any Plan Year that the Plan is top-heavy the following adjustments to its provisions shall be applicable and shall be implemented by the Committee where necessary to preserve the qualified status of the Plan:

(a)	Vesting. A Participant’s Account shall be subject to the following vesting schedule:

Years of Vesting Service	Vesting %
Less than 2	0%
2	20%
3	50%
4	60%
5 years or more	100%

(b)	Minimum Benefits. The Company contributions allocated to the Company Contribution Account of any non-key employee for each Plan Year in which the Plan is top-heavy must equal at least three percent (3%) of compensation (as defined in Section 1.04) for that Plan Year for each non-key employee. A lower minimum is permissible however, in the case where the contributions plus made or required to be made for key employees is less than three percent (3%). Employer matching contributions shall be taken into account for purposes of satisfying the defined contribution plan minimum benefit requirements of Code Section 416(c)(2) and this Section 9.07. The preceding sentence shall apply with respect to 401(k) Matching Contributions under the Plan or, if the Plan provides that the defined contribution plan minimum shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum benefit requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Code Section 401(m). The employees who must receive the defined contribution plan minimum benefit are all non-key employees covered by the Plan who have satisfied the eligibility requirements of the Plan as to age and waiting period service, and who have not incurred a Termination of Employment as of the last day of the Plan Year. The employees covered by the Plan include individuals who have (i) failed to complete 1,000 Hours of Service in the Plan Year, (ii) declined to make mandatory contributions to the Plan, or (iii) been excluded from the Plan because such individual’s compensation is less than a stated amount but must be considered as “participants” to satisfy applicable coverage requirements. The minimum benefit to be provided hereunder may not be integrated with social security.

(c)	Minimum Benefits If Company Maintains Both Defined Contribution and Defined Benefit Plan. Employees covered under only the defined benefit plan must receive the defined benefit minimum and employees covered under the defined contribution plan must receive the defined contribution plan minimum. In the case of employees covered under both defined benefit and defined contribution plans, the defined benefit minimum shall be provided but shall be offset by the benefits provided under the defined contribution Plans.

ARTICLE X

Nondiscrimination Requirements

10.01 Special Definitions.

The following special definitions are applicable to this Article X:

(a)	The “actual contribution percentage” for the group of covered employees who are highly compensated employees and the group of non-highly compensated covered employees is the average of the actual contribution ratios, calculated separately for each employee in such group, of the matching contributions paid under the Plan on behalf of each such employee for such Plan Year, to the employee’s Eligible Compensation for such Plan Year. The actual contribution percentage for each group shall be calculated to the nearest one hundredth of one percent.

(b)	“Covered employees” are all Eligible Employees of the Company who have satisfied the participation requirements of Section 2.01, but without regard to whether elective deferrals or matching contributions are made during the Plan Year for such employees.

(c)	The “actual deferral percentage” for the group of covered employees who are highly compensated employees and the group of non-highly compensated covered employees is the average of the actual deferral ratios, calculated separately for each employee in such group, of the amount of elective deferrals to the employee’s Eligible Compensation for such Plan Year. The actual deferral percentage for each group shall be calculated to the nearest one-hundredth of one percent.

(d)	“Elective deferrals” are those contributions made by the Company to the Plan, or any other qualified cash or deferred arrangement maintained by the Company, on behalf of employees, to the extent such contributions are not includable in the employee’s gross income for the taxable year under Code Section 402(a)(8). Notwithstanding the foregoing, elective deferrals shall not include Catch-Up Contributions or deferrals made pursuant to Code Section 414(u) by reason of an eligible Employee’s qualified military service.

(e)	“Excess aggregate contributions” means, with respect to any Plan Year, the amount of matching contributions minus the amount determined by multiplying the employee’s actual contribution percentage (determined after application of such leveling method) by his compensation.

(f)	“Excess contributions” means, with respect to any Plan Year, the sum of elective deferrals minus the amount determined by multiplying the employee’s actual deferral percentage (determined after application of such leveling method) by his compensation.

(g)	“Excess deferrals” means the amount of elective deferrals for a calendar year that a Participant allocates to this Plan that, when added to amounts deferred under other plans or arrangements described in Code Sections 401(k), 408(k) or 403(b), exceeds the limit (as adjusted) set forth in Section 3.02.

(h)	A “highly compensated employee” is any employee who (i) during the current Plan Year or the preceding Plan Year was a five percent (5%) Owner of the Company, or (ii) during the preceding Plan Year received compensation from the Company in excess of the dollar limit provided in Code Section 414(q)(1)(B). For purposes determining a “highly compensated employee,” compensation means “compensation” as defined in Section 1.04 of the Plan.

(i)	The term “matching contribution” means any Company contribution made to the Plan on behalf of an employee on account of an employee’s elective deferral. Notwithstanding the foregoing, matching contributions shall not include matching contributions made pursuant to Code Section 414(u) by reason of an eligible Employee’s qualified military service.

10.02 Limitations on Elective Deferrals.

(a)	The “actual deferral percentage test” shall be satisfied each Plan Year, taking into account the elective deferrals made on behalf of all covered employees for such Plan Year. The actual deferral percentage test is satisfied if either of the tests specified in paragraphs (1) and (2) below, is satisfied:

(1)	The actual deferral percentage for the group of covered employees who are highly compensated employees is not more than the actual deferral percentage of the group of non-highly compensated covered employees, based on Eligible Compensation, multiplied by 1.25; or,

(2)	The excess of the actual deferral percentage for the group of covered employees who are highly compensated employees over that of the group of non-highly compensated covered employees, based on Eligible Compensation, is not more than two (2) percentage points, and the actual deferral percentage for the group of covered employees who are highly compensated employees is not more than the actual deferral percentage of the group of non-highly compensated covered employees, based on Eligible Compensation, multiplied by two (2).

For purposes of applying the actual deferral percentage test, the actual deferral percentage for both highly compensated employees and non-highly compensate employees shall be determined for the current Plan Year.

(b)	If any other plan of the Company which includes a cash or deferred arrangement together with this Plan is considered as one plan for purposes of Code Sections 401(a)(4) or 410(b), the cash or deferred arrangements included in such plans shall be treated as one arrangement for purposes of this Section. Plans may be aggregated in order to satisfy Code Sections 401(k), 401(a)(4) and 410(b) only if they have the same Plan Year and employ the same method of satisfying the actual deferral percentage test. If any highly compensated employee is a participant under two or more cash or deferred arrangements of the Company, for purposes of determining the deferral percentage with respect to such employee, all such cash or deferred arrangements shall be treated as one cash or deferred arrangement, unless such cash or deferred arrangements may not be aggregated pursuant to pertinent Treasury regulations.

(c)	For purposes of applying the foregoing deferral percentage tests for a Plan Year, elective deferrals will be considered for a Plan Year if (1) allocated to the Participant’s Account as of any date within that Plan Year, (2) the allocation is not contingent upon the Participant’s participation in the Plan or performance of services on any later date, (3) the deferral relates to compensation that either would have been received by the Participant in the Plan Year but for the Participant’s election to defer under the Plan or is attributable to services performed by the Participant in the Plan Year and, but for the Participant’s election to defer, would have been received by the Participant within 2-1/2 months after the close of that Plan Year, and (4) the elective deferral is actually paid to the trust no later than the end of the 12-month period following the Plan Year to which the deferral relates.

10.03 Distribution of Excess Contributions.

The amount of excess contributions for a Plan Year, and any income allocable to such excess contributions, shall be distributed within the first two and one-half (2-1/2) months of the following Plan Year and in no event later than the close of the following Plan Year. The following paragraphs shall apply in distributing excess contributions from the Plan:

(a)	The amount of excess contributions for a highly compensated employee during any Plan Year shall be determined by reducing the dollar amounts of the highly compensated employees with the largest deferrals, until the actual deferral percentage test is satisfied.

(b)	Any distribution of the excess contributions for any Plan Year shall be made to highly compensated employees on the basis of the respective portions of the excess contributions attributable to each of such employees. When a highly compensated employee makes an excess contribution for a Plan Year and receives a distribution of his entire account balance before distributions are made pursuant to this Section, the Eligible Compensation and elective deferrals for such an employee shall be used in determining the actual deferral ratio of the highly compensated group. No corrective distribution shall be made for that employee; provided, however, that if the employee withdraws less than his total account balance, the amount distributed to him shall be the lesser of his excess contribution or his remaining account balance.

(c)	Income allocable to excess contributions shall be computed according to any method deemed reasonable by the Committee provided such method is used consistently for all Participants and for all corrective distributions for that Plan Year. Income or loss allocable to excess contributions for the period between the end of the Plan Year in which such excess contributions arose and the date of distribution of such contributions (the “gap period”) shall not be calculated or allocated.

(d)	A corrective distribution of excess contributions (and income) shall be includable in the Participant’s gross income in the taxable year of the distribution.

(e)	Unless otherwise prescribed by the Secretary of the Treasury, the Plan shall not be required to obtain the consent of the Participant or the Participant’s spouse in order to distribute an excess contribution.

10.04 Limitations on Matching Contributions.

(a)	The “actual contribution percentage test” shall be satisfied each Plan Year, taking into account the matching contributions made on behalf of all covered employees for such Plan Year. The actual contribution percentage test is satisfied if either of the tests specified in paragraphs (1) and (2), below, is satisfied:

(1)	The actual contribution percentage for the group of covered employees who are highly compensated employees is not more than the actual contribution percentage of the group of non-highly compensated covered employees, multiplied by 1.25; or,

(2)	The excess of the actual contribution percentage for the group of covered employees who are highly compensated employees over that of the group of non-highly compensated covered employees is not more than two (2) percentage points, and the actual contribution percentage for the group of covered employees who are highly compensated employees is not more than the actual contribution percentage of the group of non-highly compensated covered employees, multiplied by two (2).

For purposes of applying the actual contribution percentage test, the actual contribution percentage for both highly compensated employees and non-highly compensate employees shall be determined for the current Plan Year.

(b)	If two or more plans of the Company to which matching contributions are made are treated as one plan for purposes of Code Sections 401(a)(4) or 410(b), such plans shall be treated as one plan for purposes of this Section. Plans may be aggregated in order to satisfy Code Sections 401(m), 401(a)(4) and 410(b) only if they have the same Plan Year and employ the same method of satisfying the actual contribution percentage test. If a highly compensated employee participates in two or more plans of the Company to which such contributions are made, all such contributions shall be aggregated for purposes of the actual contribution percentage test, unless such plans may not be aggregated Pursuant to pertinent Treasury regulations.

(c)	For purposes of applying the foregoing actual contribution percentage test, a matching contribution shall be considered for a Plan Year only if allocated to the Participant’s 401(k) Matching Contributions Account under the terms of the Plan, provided that the contribution is actually paid to the Plan no later than the end of the 12-month period following the close of that Plan Year and the contribution is made due to a Participant’s elective deferrals for that Plan Year.

10.05 Distribution of Excess Aggregate Contributions.

The amount of excess aggregate contributions for a Plan Year, and any income allocable to such excess aggregate contributions, shall be distributed (or, if forfeitable, forfeited) within the first two and one-half (2-1/2) months of the following Plan Year and in no event later than the close of the following Plan Year. Such contributions (and such income) may be distributed without regard to any other provision of law. The following paragraphs shall apply in distributing excess aggregate contributions from the Plan:

(a)	For Plan Years beginning after December 31, 1996, the amount of excess aggregate contributions shall be determined by reducing the dollar amounts of the highly compensated employees with the largest contributions, until the actual contribution percentage test is satisfied.

(b)	Any distribution of the excess aggregate contributions for any Plan Year shall be made to highly compensated employees on the basis of the respective portions of such amounts attributable to each of such employees. Forfeitures of excess aggregate contributions may not be allocated to Participants whose contributions are reduced in accordance with this Section.

(c)	Income allocable to excess aggregate contributions shall be computed according to any method deemed reasonable by the Committee provided such method is used consistently for all Participants and for all corrective distributions for that Plan Year. Income or loss allocable to excess aggregate contributions for the period between the end of the Plan Year in which such excess aggregate contributions arose and the date of distribution of such contributions (the “gap period”) shall not be calculated or allocated.

(d)	The corrective distribution shall be includable in the Participant’s gross income in the taxable year of the distribution.

(e)	Notwithstanding anything herein to the contrary, the method by which excess aggregate contributions are distributed, in order to satisfy the actual contribution percentage test, must not discriminate in favor of highly compensated employees.

(f)	Unless otherwise prescribed by the Secretary of the Treasury, the Plan shall not be required to obtain the consent of the Participant or the Participant’s spouse in order to distribute excess aggregate contributions.

10.06 Dollar Limitations on 401(k) Contributions.

In no event may a Participant’s 401(k) Contributions under this Plan, or elective deferrals (as described below and not in Section 10.01(d) above) under any other qualified plan maintained by the Company (or an affiliate), for any calendar year exceed $16,500 (or such greater amount as the Secretary of the Treasury shall specify from time to time pursuant to Code Section 402(g) in effect for such calendar year), except to the extent permitted with respect to Catch-Up Contributions, if applicable. If a Participant’s 401(k) Contributions for a calendar year exceed the foregoing limitation, the Plan Administrator, in its sole discretion and without regard to any other provision of the Plan, may direct the Trustee to distribute to the Participant on or before the April 15 following such calendar year the Participant’s excess 401(k) Contributions (and the income allocated to such deferrals). If a Participant’s total 401(k) Contributions to this Plan, plus the Participant’s elective deferrals under other plans, for any calendar year exceed the annual dollar limit described above, the Participant may notify the Plan Administrator (in a writing filed with the Plan Administrator on or before the March 1 next following the close of such calendar year) of the Participant’s election to have all or a portion of the Participant’s 401(k) Contributions (and the income allocated to such 401(k) Contributions) under this Plan distributed in accordance with this Section 10.06. Amounts distributed in accordance with the preceding sentence shall not exceed the amount necessary to comply with the limitations set forth in Code Section 402(g). In addition, any 401(k) Matching Contributions attributable to amounts distributed under this Section 10.06 (and the income allocated to such 401(k) Matching Contributions) shall be forfeited and applied in accordance with Section 4.04. For purposes of this Section 10.06, the term “elective deferral” means for any calendar year, the sum of any contributions described in Code Section 402(g)(3). The income allocable to excess amounts under this Section shall be determined in accordance with any reasonable method established by the Plan Administrator, provided that such method does not discriminate in favor of highly compensated employees, is used consistently for all Participants and for all distributions of excess amounts for a plan year, and is based on the method for allocating income to Participants’ accounts. No income or loss shall be allocated to excess deferrals for the period between the end of the calendar year in which such excess deferrals arose and the date of the corrective distribution of such amounts.

ARTICLE XI

Adoption, Amendment, Termination and Merger

11.01 Adoption of Plan by Additional Company.

Actuant Corporation may extend the Plan to employees of any Company and their participation shall be effective upon such extension. In that event, or if any persons become Eligible Employees of the Company as the result of merger or consolidation or as the result of acquisition of all or part of the assets or business of another Company, Actuant Corporation shall determine to what extent, if any, previous service with such Company shall be recognized under the Plan. The following paragraphs shall also be applicable:

(a)	Each adopting Company shall participate in the Trust Fund hereunder.

(b)	The Trustee may, but shall not be required to, commingle and hold as one Trust Fund all contributions made by all adopting Companies.

(c)	The Board of Directors and the Committee shall have the authority to amend the Plan and Trust.

(d)	The Committee and the Plan Administrator shall have the authority to administer the Plan.

(e)	Any Affiliated Company participating in the Plan may terminate its participation in the Plan and Trust by appropriate action. In that event the funds held on account of the employees of the terminating Company, and unpaid balances of former employees of such Company, shall be segregated to a separate trust, pursuant to certification by the Committee to the Trustee to do so, continuing the Plan as a separate plan for the employees of that Company under which the board of directors of that Company shall succeed to all of the powers and duties of the Board of Directors. Alternatively, upon certification by the Committee to the Trustees, other appropriate disposition of the terminating Company’s Plan assets shall be made.

11.02 Amendment.

Subject to the nondiversion provisions of the Plan, the Board of Directors may amend the Plan at any time and from time to time. In addition the Committee shall have the limited authority to amend the Plan to (i) merge the retirement plans of acquired entities into the Plan, (ii) make ministerial and other minor Plan changes, (iii) to clarify Plan terms, and (iv) reflect changes in the law. No amendment of the Plan shall have the effect of changing the rights, duties and liabilities of the Trustee without its written consent. No amendment shall divest a Participant or Beneficiary of benefits accrued prior to the amendment or eliminate any optional form of benefit (unless otherwise permitted by Code Section 411(d)(6) and the applicable regulations and guidance issued thereunder). The Company agrees that promptly upon adoption of any amendment to the Plan it will furnish a copy of the amendment together with a certificate evidencing its due adoption, to the Trustee then acting and to any other participating companies. No amendment necessary to comply with any applicable law, regulation, or order of the Internal Revenue Code or the Employee Retirement Income Security Act or any other provision of law shall be considered prejudicial to the rights of any employee or his Beneficiaries.

11.03 Termination.

The Plan may be terminated by action of the Board of Directors. Any such voluntary termination of the Plan shall be made in compliance with all applicable provisions of law.

11.04 Discontinuance of Contributions.

Whenever the Company determines that it is impossible to or not advisable to make further contributions as provided in the Plan, the Board of Directors may, without liquidating the Trust Fund, adopt an appropriate resolution permanently discontinuing all further contributions to the Plan. A certified copy of such resolution shall be delivered to the Committee and the Trustee. Thereafter, the Committee and the Trustee shall continue to administer all provisions of the Plan which are necessary and remain in force, other than provisions relating to contributions by the Company.

11.05 Rights Upon Termination, Partial Termination and Discontinuance of Contributions.

Notwithstanding any other provisions of this Plan, the Vested Balance of the Company Contribution Account of each Participant shall become one hundred percent (100%) upon termination of the Plan, either as provided in Section 11.03 or by operation of law, upon a partial termination of the Plan or upon a discontinuance of contributions to the Plan by the Company, either as provided in Section 11.04 or by operation of law.

11.06 Deferral of Distributions.

In the event of a complete or partial termination of the Plan, the Committee or the Trustee may defer any distribution of benefit payments to Participants and Beneficiaries with respect to which such termination applies until after the following have occurred:

(a)	Receipt of a final determination from the Treasury Department or any court of competent jurisdiction regarding the effect of such termination on the qualified status of the Plan under Code Section 401(a).

(b)	Appropriate adjustments of the Trust Fund to reflect taxes, costs and expenses, if any, incident to such termination.

11.07 Merger, Consolidation or Transfer of Plan Assets.

In the case of any merger or consolidation of the Plan with any other plan, or in the case of the transfer of assets or liabilities of the Plan to any other plan, provision shall be made so that each Participant and Beneficiary would (if such other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

ARTICLE XII

Miscellaneous

12.01 Responsibility of Insurance Companies.

No insurance company issuing contracts upon the application of the Trustee or the Board of Directors shall be deemed to be a party to the Plan nor shall it be responsible for its validity. The issuing insurance company shall not be required to look into the terms of the Plan nor be responsible to see that any action of the Committee is authorized by its terms. No issuing insurance company shall be obligated to see to the distribution or further application of any monies paid by it pursuant to any direction of the Committee.

12.02 Limitation of Fiduciary Responsibility and Liability.

The duties of each fiduciary named in this Plan shall be limited to those duties specifically set forth herein. No officer, director or employee of the Company who is not designated as a fiduciary shall have any discretionary authority or control respecting the management of the Plan or any discretionary authority or control respecting the management or disposition of the assets of the Plan. Except as otherwise provided by law, no fiduciary shall be responsible for the performance of duties not assigned to him as provided herein or for the acts or omissions of any other fiduciary. Liability for acts and omissions which occurred prior to January 1, 1998, shall be controlled by the terms of the Plan as it existed prior to that date.

12.03 Numbers and Genders.

All words used herein in the singular number shall extend to and include the plural. All words used in the plural number shall extend to and include the singular. All words used in any gender shall extend to and include all genders.

12.04 Headings.

Headings at the beginning of the Sections hereof are for convenience of reference, shall not be considered a part of the text of the Plan, and shall not influence its construction.

12.05 Severability.

In case any provision of this said Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan which shall then be construed and enforced as if such illegal or invalid provision had never been inserted herein.

12.06 Plan Supplements.

The provisions of the Plan may be modified by supplements to the Plan. The terms and provisions of each supplement are a part of the Plan and supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between such other Plan provisions and such supplement.

12.07 Plan and Trust Expenses.

Reasonable expenses of the Plan and Trust shall be paid from the Trust to the extent not paid by the Company. As directed by the Committee, expenses to be paid from the Trust may be drawn from (a) Participants’ Accounts, in the form of a flat fee, charges for specific services, or a percentage of the value of each account, (b) earnings or gains in each investment fund, or (c) forfeitures described in Section 4.04. Expenses directly related to the investment of a particular investment fund (such as brokerage, postage, and transfer taxes) shall be paid from that fund.

12.08 Plan Benefits for Participants Who Terminate Employment.

The benefits that would have been provided under the Plan with respect to any Participant who retires or whose employment with the Company otherwise terminates will be provided from the Plan pursuant to the provisions of the Plan in effect at his or her termination of employment.

12.09 Recovery of Benefits

In the event a Participant or Beneficiary receives a benefit payment from the Plan that is in excess of the benefit payment that should have been made to such Participant or Beneficiary or in the event a person other than a Participant or Beneficiary receives an erroneous payment from the Plan, the Committee shall have the right, on behalf of the Plan, to recover the amount of the excess or erroneous payment from the recipient. To the extent permitted under applicable law, the Committee may, at its option, deduct the amount of such excess or erroneous payment from any future benefits payable on behalf of a Participant, regardless of whether such amount would otherwise be paid to a Participant or Beneficiary who did not receive the overpayment. This Section 12.09 shall also apply to an alternate payee under a qualified domestic relations order.

ARTICLE XIII

Roth 401(k) Contributions

13.01 Purpose and Effective Date

This Article XIII, in conjunction with the Plan, is intended to constitute a “qualified Roth contribution program” under Code Section 402A(b). The purpose of this Article XIII is to set forth the special rules governing Roth 401(k) Contributions and Roth Catch-Up Contributions under the Plan. This Article XIII was originally effective as of September 1, 2006.

13.02 Definitions.

(a)	Roth 401(k) Contribution. “Roth 401(k) Contribution” means an elective deferral that is:

(i)	Designated irrevocably by the Participant at the time of the cash or deferred election as a Roth 401(k) Contribution that is being made in lieu of all or a portion of the Employee 401(k) Contributions the Participant is otherwise eligible to make under Section 3.02 of the Plan; and

(ii)	Treated by the Company as includible in the Participant’s gross income at the time the Participant would have received that amount in cash if the Participant had not made an election to defer such amount.

(b)	Roth 401(k) Contributions Account. “Roth 401(k) Contributions Account” means the Account maintained pursuant to Section 13.06(a).

(c)	Roth Catch-Up Contribution. “Roth Catch-Up Contribution” means a Catch-Up Contribution that is:

(i)	Designated irrevocably by the Participant at the time of the cash or deferred election as a Roth Catch-Up Contribution that is being made in lieu of all or a portion of the Catch-Up Contributions the Participant is otherwise eligible to make under Section 3.08 of the Plan; and

(ii)	Treated by the Company as includible in the Participant’s gross income at the time the Participant would have received that amount in cash if the Participant had not made an election to defer such amount.

13.03 Roth 401(k) Contributions.

Subject to the conditions and limitations of the Plan and the Committee’s rules and procedures, each Participant who is eligible to make Employee 401(k) Contributions under the Plan may elect to make Roth 401(k) Contributions under the Plan. Unless specifically provided otherwise, Roth 401(k) Contributions shall be treated as Employee 401(k) Contributions for all purposes under the Plan.

13.04 Roth Catch-Up Contributions.

Each Participant who is eligible to make Employee 401(k) Contributions under the Plan and who has attained age 50 before the close of the Plan Year shall be eligible to make Roth Catch-Up Contributions under the Plan. Unless specifically provided otherwise, Roth Catch-Up Contributions shall be treated as Catch-Up Contributions for all purposes under the Plan.

13.05 Rollovers.

(a)	No Roth Rollover Contributions Into the Plan. Notwithstanding any provision of the Plan to the contrary, the Trustee shall not accept a direct rollover from a Roth elective deferral account under a Plan qualified under Code Section 401(a).

(b)

Direct Rollovers of Roth Contributions From the Plan. Notwithstanding any provision of the Plan to the contrary, a direct rollover of an eligible rollover distribution from a Roth 401(k) Contributions Account under the Plan will only be made to another Roth elective deferral account under a plan qualified under Code Section 401(a) or to a Roth IRA described in Code Section 408A, and only to the extent the rollover is permitted under the rules of Code Section 402(c). Section 6.15 of the Plan shall be applied by treating any amount distributed from a Participant’s Roth 401(k) Contributions Account as a separate distribution from any amount distributed from the Participant’s other Accounts under the Plan, even if the amounts are distributed at the same time. The Plan will not provide for a direct rollover (including an automatic rollover) for distributions from a Participant’s Roth 401(k) Contributions Account if the amount of the distribution that is an eligible rollover distribution is reasonably expected to total less than $200 during a year. Any distribution from a Participant’s Roth 401(k) Contributions Account is not taken into account in determining whether distributions from a Participant’s other Accounts are reasonably expected to total less than $200 during a year. However, amounts attributable to a Participant’s Roth 401(k) Contributions Account are treated as distributions from a plan separate from the plan containing amounts attributable to all the Participant’s other Account balances under the Plan when determining whether the total amount of the Participant’s Account balances under the Plan exceeds $1,000 for purposes of the mandatory distributions from the Plan under Section 6.02(b).

13.06 Separate Accounting For Roth Contributions.

The Committee will maintain in the name of each Participant a Roth 401(k) Contributions Account to reflect the Participant’s Roth 401(k) Contributions (if any) and Roth Catch-Up Contributions (if any) and the earnings, gains, or losses on such contributions. Earnings, gains, and losses shall be separately allocated on a reasonable and consistent basis to each Participant’s Roth 401(k) Contributions Account and other Accounts under the Plan. No contributions other than Roth 401(k) Contributions, Roth Catch-Up Contributions, and properly attributable earnings, gains, and losses will be credited to a Participant’s Roth 401(k) Contributions Account.

13.07 In-Service Withdrawals and Loans of Roth Contributions.

(a)

In-Service Withdrawals from Roth 401(k) Contributions Account. A Participant may elect to withdraw all or a portion of the balance in the Participant’s Roth 401(k) Contributions Account in accordance with the same rules and limitations that apply to in-service withdrawals from the Participant’s Employee 401(k) Contributions Account under Sections 6.02(c) (59- 1/2 withdrawals) and 6.12 (hardship withdrawals), and such additional rules as the Committee may establish. In-service withdrawals shall be paid from Participants’ Accounts and subaccounts pro rata.

(b)	Loans from Roth 401(k) Contributions Account. Subject to such rules as the Committee may establish, a loan to a Participant under Section 5.07 may not be made from the vested balance in the Participant’s Roth 401(k) Contributions Account. Notwithstanding the foregoing, amounts in a Participant’s Roth 401(k) Contributions Account shall be included when calculating 50% of the amount of a Participant’s vested account balances under the Plan under Section 5.07(d)(ii).

13.08 Mandatory Cash-Outs of Roth 401(k) Contributions.

If a Participant’s vested Account balance, including the value of the Participant’s Roth 401(k) Contributions Account, exceeds $1,000 but does not exceed $5,000 and such balance is paid in a direct rollover pursuant to Section 6.02(b), the portion of the distribution attributable to the Participant’s Roth 401(k) Contributions Account shall be paid in a direct rollover to a Roth IRA designated by the Committee in accordance with rules and procedures established by the Committee.

13.09 Correction of Excess Annual Additions, Excess Deferrals and Excess Contributions.

In the case of a distribution of excess contributions to satisfy the limitation of Section 10.2 (Code Section 401(k)), excess Annual Additions to satisfy the limitation of Section 3.07 (Code Section 415), or excess deferrals to satisfy the limitation of Section 10.06 (Code Section 402(g)), if the Participant has made both Employee 401(k) Contributions and Roth 401(k) Contributions for the Plan Year, the Committee shall distribute Roth 401(k) Contributions first and Employee 401(k) Contributions second, to the extent necessary to meet the limitations of said Sections. Income or loss allocable to excess deferrals for the period between the end of the calendar year or Plan Year (as applicable) in which such excess deferrals arose and the date of distribution of such deferrals (the “gap period”) shall not be calculated or allocated.

13.10 Distributions.

Except as provided in this Article XIII, a Participant’s Roth 401(k) Contributions Account shall be distributed in accordance with the rules in Article VI. In addition to amounts rolled over in accordance with Section 13.05, a qualified distribution from a Participant’s Roth 401(k) Contributions Account is not includible in the Participant’s gross income. A “qualified distribution” is generally a distribution that is made after a Participant has reached the end of the 5-taxable year period of “participation” (as that term is defined in Treasury Regulation Section 1.402A-1, Q&A-4) in a designated Roth account and that either:

(a)	is made on or after the date the Participant attains age 59- 1/2;

(b)	is made after the Participant’s death; or

(c)	is attributable to the Participant’s being disabled within the meaning of Code Section 72(m)(7).

Time spent in a designated Roth 401(k) account in another employer’s plan by amounts previously in a Participant’s Roth 401(k) Contributions Account that are transferred from this plan in a direct rollover shall be counted for purposes of determining whether the 5-taxable year period described above has elapsed with respect to such transferred amounts.